Execution Copy





                              INVESTMENT AGREEMENT

                                  By and Among

                              Hanaro Telecom, Inc.

                                 AIF II NT, Ltd.

                        AIG Asian Opportunity Fund L. P.

                             Newbridge Asia HT, L.P.

                                       and

                 EACH OF THE OTHER INVESTORS NAMED ON SCHEDULE I

                          Dated as of September 9, 2003

                              ARTICLE I DEFINITIONS

1.1    Certain Definitions.....................................................1

1.2    Certain Rules of Construction..........................................15


                                 Article II
                 ISSUANCE AND PURCHASE OF INVESTMENT SHARES

2.1    Closing Date Transactions..............................................16


                                 ARTICLE III
                                 CONDITIONS

3.1    Conditions of the Investors............................................17

3.2    Conditions of the Company..............................................22

3.3    Waiver of Closing Conditions...........................................22


                                 ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1    Certain Representations and Warranties Regarding the Transactions......23

4.2    Organization, Qualification, and Corporate Power.......................26

4.3    Capitalization.........................................................26

4.4    Investment Shares......................................................27

4.5    Indebtedness...........................................................27

4.6    Subsidiaries...........................................................27

4.7    Corporate Records......................................................27

4.8    Financial Statements...................................................28

4.9    Company Reports........................................................29

4.10   Events Subsequent to Most Recent Fiscal Period End.....................29

4.11   Undisclosed Liabilities................................................32

4.12   Legal Compliance; Corporate Controls; No Breach........................32

4.13   Tax Matters............................................................32

4.14   Real Property; Environmental Matters...................................33

4.15   Intellectual Property..................................................35

4.16   Licenses; Requirements of Law..........................................37

4.17   Title to Property......................................................37

4.18   Insurance..............................................................38

4.19   Absence of Certain Interests of Affiliated Persons.....................38

4.20   Contracts..............................................................38

4.21   Litigation.............................................................40

4.22   Employees..............................................................40

4.23   Employee Benefit Matters...............................................42

4.24   Guaranties; Related Person Liabilities.................................44

4.25   Availability of Documents..............................................44

4.26   Restrictions...........................................................44

4.27   Dividends; Stock Repurchases, Etc......................................44

4.28   Key Employees..........................................................44

4.29   Officer Terms..........................................................44

4.30   Board of Directors.....................................................45

4.31   Suppliers..............................................................45

4.33   Disclosure.............................................................45

4.34   Business Plan..........................................................46

4.35   M-Commerce.............................................................46

4.36   Thrunet Investment.....................................................46

4.37   Dreamline..............................................................46


                                  ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF EACH INVESTOR

5.1    Organization...........................................................47

5.2    Power..................................................................47

5.3    Execution and Delivery; Authorization..................................47


                                 ARTICLE VI
                                 GOVERNANCE

6.1    Board Vacancies........................................................47

6.2    Representative Director................................................47

6.3    Chief Financial Officer................................................47

6.4    Outside Directors Nominating Committee.................................48

6.5    Director and Officer Indemnification...................................48

6.6    Continuing Veto Rights.................................................48

6.7    Rights to Information..................................................48

6.8    Management Rights Agreements...........................................48


                                 ARTICLE VII
                                  COVENANTS

7.1    Conduct of Business....................................................48

7.2    Shareholders' and Board of Directors' Meetings.........................51

7.3    Regulatory Payments....................................................51

7.4    Due Diligence..........................................................52

7.5    Reasonable Best Efforts................................................52

7.6    Access; Delivery of Financial Statements; Company Reports;
       Shareholder Registry...................................................52

7.7    Publicity..............................................................53

7.8    Exclusivity............................................................53

7.9    Disclosure Schedule Update.............................................53

7.10   Notifications..........................................................54

7.11   Financing and Refinancing..............................................54

7.12   Maintenance of Existing Service Contracts..............................54

7.13   Use of Proceeds........................................................54

7.14   Employees..............................................................54

7.15   Nominees...............................................................54

7.16   Outside Director Candidate Nominating Committee Rules..................54


                                ARTICLE VIII
                               INDEMNIFICATION

8.1    Survival of Representations and Warranties; Qualifications.............55

8.2    Indemnification Provisions for Benefit of the Investors................55

8.3    Matters Involving Third Parties........................................57

8.4    Characterization as Price Adjustment...................................58

8.5    Cooperation on Tax Matters.............................................58


                                 ARTICLE IX
                                 TERMINATION

9.1    Termination of Agreement...............................................59

9.2    Effect of Termination..................................................59


                                  ARTICLE X
                                MISCELLANEOUS

10.1   Investors' Representatives.............................................60

10.2   No Third Party Beneficiaries...........................................60

10.3   Entire Agreement.......................................................60

10.4   Succession and Assignment..............................................60

10.5   Counterparts...........................................................61

10.6   Notices................................................................61

10.7   Governing Law; Consent to Jurisdiction.................................62

10.8   Waiver of Jury Trial...................................................64

10.9   Amendments and Waivers.................................................64

10.10  Severability...........................................................64

10.11  Specific Performance...................................................65

10.12  Incorporation of Exhibits and Schedules................................65

SCHEDULES                                                                Item No
---------                                                                -------

Schedule I        List of Investors............................................1

Schedule 2.1(a)   Hanaro Account Information
Schedule 3.1(m)   Related Person Liabilities
Schedule 4.34     2003 Business Plan

EXHIBITS
--------

Exhibit A         Form of Amended and Restated Articles of Incorporation......2
Exhibit B         Company Disclosure Schedule.................................3
Exhibit C         Form of Investors' Rights Agreement.........................4
Exhibit D         Form of Non-Solicitation Agreement..........................5
Exhibit E-1       Form of Legal Opinion of Clifford Chance....................6
Exhibit E-2       Form of Legal Opinion of Shin & Kim.........................7
Exhibit F         Shareholder Resolutions.....................................8
Exhibit G         Board Resolutions...........................................9
Exhibit H         Form of Management Rights Agreement.........................10
Exhibit I         Agenda for Extraordinary General Shareholders' Meeting......11
Exhibit J         Agenda for First Board Meeting .............................12
Exhibit K         Agenda for Second Board Meeting.............................13
Exhibit L         Agenda for Third Board Meeting..............................14
Exhibit M         Outside Director Candidate Nominating Committee Rules.......15

ANNEX

Annex A-1         List of Key Employees ......................................16
Annex A-2         List of Key Employees entering into Non-Solicitation
                  Agreements..................................................17

                              INVESTMENT AGREEMENT
                              --------------------


         INVESTMENT AGREEMENT, dated as of September 9, 2003, by and among Hanaro Telecom, Inc., a chusik-hoesa duly organized and existing under the Laws of Korea ("Hanaro" or the "Company"), AIF II NT, Ltd., a company duly organized and existing under the Laws of Labuan on behalf of an entity or entities to be formed for the purposes of entering into the Transactions (as defined herein) ("AIG AIF Sub"), AIG Asian Opportunity Fund L.P., a limited partnership duly organized and existing under the Laws of the Cayman Islands on behalf of an entity or entities to be formed for the purposes of entering into the Transactions ("AOF"), and together with AIG AIF Sub, acting jointly, "AIG Sponsor"), Newbridge Asia HT, L.P., an exempted limited partnership duly organized and existing under the Laws of the Cayman Islands on behalf of an entity or entities to be formed for the purposes of entering into the Transactions ("Newbridge Sub", and together with AIG Sponsor, the "Sponsors") and the investors named on Schedule I hereto (as such Schedule is amended from time to time prior to the Closing Date by the Sponsors) that execute a signature page hereto (each of AIG AIF Sub, AOF and Newbridge Sub and each such investor, an "Investor" and collectively, the "Investors"). Hanaro and each Investor may hereinafter be referred to from time to time as a "party" in their individual capacities and as "parties" collectively.

         WHEREAS, the Company and each Investor has determined to enter into this Agreement pursuant to which the Investors have agreed to purchase from the Company, and the Company has agreed to issue and sell to the Investors an aggregate 182,812,500 shares of the common stock of the Company, par value Won 5,000 per share ("Common Stock") at the purchase price of Won 3,200 per share having an aggregate value of Won 585,000 million; and

         WHEREAS, the Company and the Investors desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement;

         NOW THEREFORE, in consideration of the representations, warranties, and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 Certain Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings:

         "Active Subscribers" means, at any date, subscribers of the Company's broadband (including ADSL, VDSL, cable modem, LMDS and wireless LAN), telephone and leased line services that are currently being provided such services and are current or not delinquent for more than one (1) three-month billing cycle in their account with the Company.

         "Affiliate" of any Person means any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

         "Agreement" means this Investment Agreement, including all Exhibits and Schedules hereto, as the same may be amended from time to time in accordance with the provisions hereof.

         "AIG AIF Sub" has the meaning set forth in the preamble.

         "AIG Sponsor" has the meaning set forth in the preamble.

         "Amended and Restated Articles of Incorporation" means the articles of incorporation of the Company as amended at or prior to the Extraordinary General Shareholders' Meeting and in the form set forth as Exhibit A hereto.

         "AOF" has meaning set forth in the preamble.

          "Articles of Incorporation" means the articles of incorporation of the Company, as amended from time to time.

         "Assets" means, with respect to any Person, all properties and assets, real and personal, tangible and intangible, of every type and description, whether owned or leased or otherwise possessed, used, held for use or usable in such Person's business, including contract rights, Licenses, Intangible Property and, in the case of Company Parties, the Company Contracts.

         "Audited Financial Statements" means (i) the audited consolidated balance sheets and income statements, and statements of shareholders' equity and cash flows, including the notes thereto, as of and for the years ended December 31, 2000, 2001 and 2002 for the Company (together with its Subsidiaries other than Dreamline Corporation and Hanaro Dream Co., Ltd. with respect to the audited consolidated income statements for the year ended December 31, 2001 and
2002), and (ii) the audited consolidated income statements of Dreamline Corporation (together with Hanaro Dream Co., Ltd.) for the year ended December 31, 2001 and 2002.

         "August 5th Extraordinary General Shareholders' Meeting" means the extraordinary general shareholders' meeting of the Company held on August 5, 2003.

         "Balance Sheet" means the audited consolidated balance sheet of the Company (together with its Subsidiaries) as of December 31, 2002 included in the 2002 Audited Financials.

         "Basket" has the meaning set forth in Section 8.2(a).

         "Board of Directors" means the board of directors of the Company.

         "Business Combination" means (i) a merger, consolidation, amalgamation, share exchange, recapitalization (involving a business combination) or similar business combination transaction involving the Company or a material Subsidiary of the Company, (ii) any sale of all or a substantial portion of the assets of any Company Party, (iii) an acquisition by any of the Company Parties of Control of any other Entity, or (iv) an acquisition by any of the Company Parties of all or a substantial portion of the assets of any other Entity.

         "Business Day" means any day, other than a Saturday, Sunday or a day on which banking institutions in the Republic of Korea or the State of New York are authorized or obligated by Law or executive order to close.

         "CEO" shall mean the President, chief executive officer and the Representative Director ("sajang" and "daepyo isa") of the Company as of the date hereof, and who shall be the sole Representative Director as of the Closing Date.

         "Charter Documents" means, with respect to any Entity, the articles of incorporation, by-laws of the board of directors or other organizational documents of such Entity.

         "Closing" has the meaning set forth in Section 2.1(b).

         "Closing Date" has the meaning set forth in Section 2.1(b).

         "Closing Date Amount" means 279,322,680 plus the number of Investment Shares issued and sold pursuant hereto.

         "Collective Bargaining Agreement" has the meaning set forth in Section 4.22(c).

         "Common Stock" has the meaning set forth in the recitals.

         "Company" has the meaning set forth in the preamble.

         "Company Contracts" has the meaning set forth in Section 4.20.

         "Company Indemnified Parties" has the meaning set forth in Section 8.2(b).

         "Company Intellectual Property" means the Owned Intellectual Property and the Licensed Intellectual Property.

         "Company Parties" means the Company and its Subsidiaries.

         "Company Reports" has the meaning set forth in Section 4.9.

         "Company Transaction" means any (i) direct or indirect acquisition or purchase of any equity securities or Rights of any Company Party or any tender offer or exchange offer, by any Person or Group (other than the Investors or their Affiliates), (ii) Business Combination, recapitalization, liquidation, dissolution or similar transaction involving any Company Party, or (iii) other transaction by the Company or any of its Affiliates the consummation of which would prevent or materially delay the Transactions.

         "Contract" means any agreement, contract, commitment, indenture, lease, license, instrument, note, bond, security, joint venture agreement, letter of intent, undertaking, promise, covenant, arrangement or understanding, which are in writing, or if oral, involve in excess of Won 100 million.

         "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person through the ownership of voting securities or otherwise, including, without limitation, having the power to elect a majority of the board of directors or other governing body of such Person, and "Controlling" and "Controlled" have correlative meanings.

         "Convertible Bonds Subscription Agreement" has the meaning set forth in the definition of "Hanaro-Thrunet Convertible Bonds."

         "Copyrights" has the meaning set forth in the definition of "Intellectual Property."

         "Deposit Agreement" means the deposit agreement by and among the Company, Deutsche Bank Trust Company Americas, as depositary, and the registered holders and beneficial owners of the American depositary receipts of the Company, as amended.

         "Designee" means any grantor trust, voting trust, nominee, broker or other person holding Investment Shares or other securities of the Company on behalf of or for the benefit of any Investor or the Affiliate of any Investor.

         "Disclosure Schedule" means the Company's Disclosure Schedule attached as Exhibit B hereto and dated the date hereof, which Disclosure Schedule shall be in English.

         "Employee Benefit Plans" means any plan, program, arrangement, agreement or commitment which is a deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, stock appreciation rights, severance pay, vacation pay, scholarships or reimbursements, sick leave, life, health, disability or accident insurance plan, corporate-owned or key-man life insurance, or other employee or retiree benefit or perquisite plan, program, arrangement, understanding, agreement or commitment, whether written or unwritten, formally established or established by custom or practice, including any multi-employer benefit plan or any employee benefit plan that any of the Company Parties maintains or contributes to, or has established (whether formally or by custom or practice) or has any obligation to contribute to, or has or may have any Liability (including any liability arising out of an indemnification, hold harmless or similar agreement).

         "Employment Agreement" means any employment, consulting, change in control or severance agreement or other similar arrangement between any Company Parties, on the one hand, and any current director, officer or employee of any Company Party or any former director, officer or employee of any Company Party, on the other, if such agreement or arrangement involves any continuing obligation or Liability or is in dispute.

         "Entity" means a partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, or unincorporated organization or other legal person established or existing pursuant to the Laws of any jurisdiction.

         "Environmental, Health, and Safety Laws" means Korean Law, statutes, regulations, ordinances, Judgments or binding agreements with any Korean Governmental Authority concerning pollution or protection of the environment, public health and safety, or employee health and safety, including Laws relating to emissions, discharges, releases, or threatened releases of Hazardous Materials into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials.

         "Environmental Studies" has the meaning set forth in Section 4.14(d).

         "Exclusivity Period" has the meaning set forth in Section 7.8(b).

         "Extraordinary General Shareholders' Meeting" means the extraordinary general meeting of the shareholders of the Company, which shall be held on or prior to the Closing Date for the purpose of approving the Amended and Restated Articles of Incorporation, electing the Investors' Nominees to the Board of Directors and approving the Share Issuance.

         "Financial Statements" means the Audited Financial Statements and the Unaudited Financial Statements.

         "First Board Meeting" means the duly convened meeting of the Board of Directors, which was held on August 29, 2003 for the purpose of (i) approving the Transactions (ii) authorizing the execution, delivery and performance by the Company of each Transaction Document to which it is a party and (iii) approving the covening of and the agenda for the Extraordinary General Shareholders' Meeting.

         "First Letter Agreement" means the letter agreement dated as of the date hereof by and among the parties hereto setting forth certain arrangements in respect of the allocation of fees and expenses among the parties which have been or will be incurred in connection with this Agreement, the other Transaction Documents and the Transactions.

         "FSS" has the meaning set forth in Section 4.9(a).

         "GAAP" means, with respect to any jurisdiction, generally accepted accounting principles as in effect from time to time in such jurisdiction, applied on a consistent basis over the relevant periods.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Group" means any "group" within the meaning of Section 13(d) of the Securities Exchange Act.

         "Hanaro" has the meaning set forth in the preamble.

         "Hanaro-Thrunet Convertible Bonds" means the convertible bonds of Hanaro issued and sold by Hanaro to each of the selling shareholders in connection with the Thrunet Transaction pursuant to the Convertible Bonds Subscription Agreement dated December 30, 2002 (the "Convertible Bonds Subscription Agreement") by and among Hanaro and each of the Subscribers (as defined therein).

         "Hazardous Materials" means any chemical substance, including without limitation any: pollutant; contaminant; chemical; raw material; intermediate, product or by-product; industrial, solid, toxic or hazardous substance, material or waste; petroleum or any fraction thereof; asbestos or asbestos-containing-material; and polychlorinated biphenyls; including without limitation all substances, materials or wastes; which are now regulated, classified or considered to be hazardous, dangerous or toxic under any Environmental, Health and Safety Law of Korea, now or hereafter enacted, promulgated, or amended.

         "ICC" has the meaning set forth in Section 10.7(b).

         "Indebtedness" means, with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether contingent or fixed (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) any obligation, issued or assumed as the deferred purchase price (whether created or arising under any conditional sale or other title retention agreement or otherwise), with respect to property, assets or services acquired by such Person (even though the rights and remedies of the sellers or lenders under such agreement in the event of default are limited to repossession or sale of such property), (d) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (e) all obligations of such Person under banker's acceptances, letters of credit, "documents against acceptance" or similar facilities, (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (g) any interest rate or currency swap or similar hedging agreement and (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person.

         "Indemnified Parties" has the meaning set forth in Section 8.2(a).

         "Insolvency Event" means (i) any Company Party commences a voluntary case concerning itself under the Bankruptcy Act of Korea, the Corporate Reorganization Act of Korea, the Composition Act of Korea and the Corporate Restructuring Promotion Act of Korea, or any national, state, provincial, local, foreign or other insolvency, liquidation, rehabilitation or similar statute or any successor statutes thereto as now or hereafter in effect ("Insolvency Statutes"); (ii) an involuntary case is commenced against any Company Party under an Insolvency Statute; (iii) a custodian is appointed under any applicable Insolvency Statute for, or takes charge of, all or any substantial part of the property of any Company Party; (iv) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution or similar Law of any jurisdiction, whether now or hereafter in effect relating to any Company Party is commenced (a) by any Company Party or (b) by any other Person; (v) any Company Party is adjudicated insolvent or bankrupt; (vi) any order of relief or other order approving any such case or proceeding is entered;
(vii) any Company Party makes a general assignment for the benefit of creditors; or (viii) any Company Party is unable to pay its debts, generally as they become due.

         "Insolvency Statutes" has the meaning set forth in the definition of "Insolvency Event."

         "Intangible Property" means, with respect to any Person, all certificates of deposit, bank accounts, securities, partnership or other ownership interests, rights to receive money or property by assignment, future interests, claims and rights against third parties, accounts and notes receivables owned or held directly or beneficially by or on behalf of the account of such Person or any of its Subsidiaries, Licenses, Intellectual Property and any other intangible property of any nature of such Person or any of its Subsidiaries.

         "Intellectual Property" means (a) any intellectual property or proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including such rights in (i) all inventions, invention disclosures, all improvements thereto (whether patentable or unpatentable and whether or not reduced to practice), and all issued patents, pending patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations and extensions thereof, any counterparts claiming priority therefrom, utility models, design patents, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and similar rights (collectively, "Patents"), (ii) all trademarks, service marks, certification marks, trade dress, logos, trade names, and corporate names, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (collectively, "Trademarks"), (iii) all works of authorship (whether or not copyrightable), all copyrights, all moral rights and all applications, registrations, and renewals in connection therewith (collectively, "Copyrights"), (iv) all trade secrets and confidential business information and rights to limit the use or disclosure thereof by any Person (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) (collectively, "Trade Secrets"), (v) all computer software, operating systems, data files, source and object codes, user interfaces, manuals, databases, technical specifications and documentation and (vi) mask works, designs and Internet domain names, (b) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), (c) claims, causes of action or defenses relating to the enforcement of any of the foregoing, and (d) the goodwill associated with the foregoing.

         "Investment Shares" means an aggregate 182,812,500 shares of common stock to be issued and sold by the Company to the Investors pursuant to this Agreement at the Purchase Price having an aggregate value of Won 585,000 million.

         "Investor Parent Companies" means AIG Asian Infrastructure Fund II, L.P., a Bermuda limited partnership, Newbridge Asia III, L.P., a Cayman Islands exempted limited partnership and the parent companies of each of the other Investors as set forth opposite such Investor's name under the column titled "Parent" on Schedule I.

         "Investors' Representatives" has the meaning set forth in Section 10.1.

         "Investors" has the meaning set forth in the preamble.

         "Investors' Nominees" means the five (5) nominees designated by the Investors for election as directors at the Extraordinary General Shareholders' Meeting, of which (i) two directors will be non-standing directors and (ii) three directors will be independent non-standing directors in accordance with Korean Law.

         "Investors' Rights Agreement" means the investors' rights agreement between each Investor and the Company dated as of or prior to the Closing Date substantially in the form set forth in Exhibit C hereto.

         "Judgment" means any judgment, writ, order or decree of or by any arbitrator, court, judge, justice or magistrate, including any bankruptcy court or judge, and any order, ruling or action of or by any other Governmental Authority.

         "Key Employees" means the key employees of the Company Parties listed on Annex A-1.

         "Knowledge" means the actual knowledge of the Company's directors, officers or Key Employees, after diligent inquiry.

         "Law" means any law, treaty, statute, ordinance, code, rule, regulation, judgment, decree, order, writ, award, injunction or determination of any Governmental Authority.

         "Liabilities" means all Indebtedness and other liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether fixed or unliquidated, and whether due or to become due), including any such liability for Taxes.

         "Licensed Intellectual Property" means Intellectual Property held for use by any Company Party under license from any third party.

         "Licenses" has the meaning set forth in Section 4.16.

         "Lien" means any mortgage, pledge, lien (statutory or other), encumbrance, hypothecation, charge, security interest, claim, option, right to acquire, adverse interest, assignment, deposit arrangement, deed of trust, easement, assessment, lease, adverse claim, levy, restriction, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable Law of any applicable jurisdiction).

         "Losses" means all losses, penalties, charges, claims, damages, dues, fines, interest, costs, diminution in value (including diminution in value arising from payments made by the Company pursuant to Article VIII), amounts paid in settlement, Liabilities, Taxes, expenses and fees (including court costs and attorneys' fees and expenses) incurred by, imposed upon, or asserted against any Person.

         "Management Rights Agreement" means the management rights agreement between the Company and each VCOC Investor dated as of or prior to the Closing Date substantially in the form set forth in Exhibit H hereto.

         "Material Adverse Effect" means any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrences, results or could reasonably be expected to result in a material adverse change in or a material adverse effect on any of (i) the financial condition, results of operation, business, operations, business strategy or regulatory status of the Company or its Subsidiaries or the high-speed Internet access, local telephony, leased line, cable television, wireless Internet access (excluding mobile phone access), Internet portal, data and/or Internet data center service industries in Korea generally, or (ii) the legality or validity as to the Company or enforceability as against the Company of any Transaction Document or (iii) the ability of any Company Party to perform its material obligations under any Transaction Document.

         "Newbridge Sub" has the meaning set forth in the preamble.

         "Non-Solicitation Agreement" has the meaning set forth in Section
3.1(t).

         "Ordinary Course of Business" means in the ordinary day to day course of business of the Company and its Subsidiaries consistent with customary industry practices for a company providing high-speed Internet access, local telephony, leased line, cable television, wireless Internet access (excluding mobile phone access), Internet portal, data and/or Internet data center services and the commercially reasonable business practices of a financially stable Korean company.

         "Outside Director Candidate Nominating Committee Rules" has the meaning set forth in the definition of "Third Board Meeting".

         "Outside Director Nominating Committee" has the meaning set forth in
Section 3.1(o).

         "Owned Intellectual Property" means all Intellectual Property owned by any Company Party.

         "party" or "parties" has the meaning set forth in the preamble.

         "Patents" has the meaning set forth in the definition of "Intellectual Property."

         "Person" means an individual, Entity, or Governmental Authority.

         "Proprietary Software" means all computer software (other than commercially available "shrink-wrap" software), source codes, object codes, operating systems, data, databases, files, user interfaces, specifications, documentation and other materials related thereto, sold, marketed or licensed by the Company Parties to customers in connection with the business of the Company or held for use or used in connection with the development of such computer software, operating systems, data databases and files.

         "Purchase Price" means the purchase price per share for the Investment Shares, of Won 3,200.

         "Redeemable Equity" of any Person means any equity interest of such Person that by its terms or otherwise, absolutely, contingently or otherwise, is or may be required to be redeemed or repurchased by such Person or is or may become redeemable or repurchasable at the option of the holder thereof.

         "Related Person" means,

               (a) as to any natural Person,

                    (i) any of such Person's parents, children and spouse, the parents and children of such Person's spouse, and the spouses of such Person's children ("Relatives");

                    (ii) any Entity with respect to which such Person or any of his or her Relatives serves as a director, officer, partner, member or in a similar function;

                    (iii) any Entity in which such Person or any of his or her
               Relatives, individually or collectively, owns or controls, directly or indirectly, ten percent (10%) or more of the issued and outstanding equity interests; and

                    (iv) any trust or estate in which such Person or any of his or her Relatives has a substantial interest or serves as a trustee or in a similar capacity; and

               (b) as to any Entity,

                    (i) any Person that directly or indirectly owns or controls ten percent (10%) or more of the issued and outstanding equity interests of such Entity and the Related Persons of such Person;

                    (ii) any Person in which such Entity owns ten percent (10%)
               or more of the issued and outstanding equity interests;

                    (iii) any director, officer, partner, member or similar
               representative of such Entity or of any Related Person of such Entity; and

                    (iv) with respect to the Company, any Entity (other than a
               Company Party) that is an affiliate or a specially related party of the Company under the Monopoly Regulation and Fair Trade Law.

         "Regulatory Approvals" means (i) any and all certificates, permits, licenses, franchises, concessions, grants, consents, approvals, orders, registrations, authorizations, waivers, variances or clearances from, or filings or registrations with, Governmental Authorities, and (ii) any and all waiting periods imposed by applicable Laws.

         "Relative" has the meaning set forth in the definition of "Related Person".

         "Representative Director" has the meaning set forth in the Korean Commercial Code.

         "Representatives" means, with respect to any Person, any officers, directors, limited or general partners or members, employees, agents, attorneys, accountants, consultants, equity financing partners or financial advisors of such Person (or of such Person's successors or assigns) or other Person associated with, or acting on behalf of, such Person (or such Person's successors and assigns).

         "Required Regulatory Approvals" means all Regulatory Approvals necessary or required for or in connection with the execution and delivery of the Transaction Documents and the consummation of the Transactions; provided, that a Regulatory Approval shall be deemed to be a Required Regulatory Approval if the failure to obtain such Regulatory Approval would materially reduce the value of the Investment Shares to any Investor.

         "Requirement of Law" means, as to any Person, the Charter Documents of such Person, and all Laws, Judgments or other determinations of an arbitrator, court or other Governmental Authority, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
         "Rights" means, with respect to any Person, any subscription, option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any capital stock, other equity interest or other security of any class or series and of any issuer, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

         "SEC" means the U.S. Securities and Exchange Commission.

         "Second Board Meeting" means the duly convened meeting of the Board of Directors, which is anticipated to be held on September 26, 2003 and in any case no later than two weeks prior to the Extraordinary General Shareholders' Meeting for the purpose of (i) approving the Investors' Nominees and (ii) approving the Amended and Restated Articles of Incorporation to be submitted to the shareholders of the Company for approval at the Extraordinary General Shareholders' Meeting.

         "Securities Act" means the U.S. Securities Act of 1933, as amended.

         "Securities Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

         "Share Issuance" has the meaning set forth in Section 4.1(a)(i).

         "Sponsors" has the meaning specified in the preamble.

         "Subsidiary" means, when used with respect to any Person as of any time, any other Person as to which any of the following statements is true as of such time:

                    (i) such second Person is an Affiliate of such first Person which is, directly or indirectly through one or more intermediaries, Controlled by such first Person, or

                    (ii) such first Person owns or controls, directly or
               indirectly through one or more intermediaries, 50% or more of the outstanding equity interests in such second Person having ordinary voting power to elect a majority of the members of the board of directors or joint venture, partnership or other management committee, trustees, managers or other Persons ordinarily having the power, authority or responsibility for managing or directing the management of such second Person, or

                    (iii) such first Person owns or controls, directly or
               indirectly through one or more intermediaries, 30% or more of the outstanding equity interests in such second Person and such first Person (together with its Affiliates) is the largest single shareholder of such second Person, including Dreamline Corporation and Hanaro Dream Co., Ltd., or

                    (iv) such first Person, directly or indirectly through one or more intermediaries, is entitled under ordinary circumstances to 50% or more of the profits or losses of such second Person or to receive upon dissolution and liquidation of such second Person 50% or more of the assets available for distribution to the holders of equity interests in such second Person, and in the case of any of clauses (i), (ii) (iii) and (iv), disregarding any voting power, equity interests or other rights or interests which any Person other than the first Person or another Subsidiary of the first Person would or might have upon the happening of any contingency, the satisfaction of any condition or the occurrence of any event which has not happened, been satisfied or occurred as of such time; provided, however, that none of M-Commerce, Dreamline Corporation or Hanaro Dream Co., Ltd. shall be considered as a Subsidiary of the Company for purposes of Sections 6.6, 7.1, 7.6 and
         7.8 hereof.

         "Tax" means all taxes, however denominated, including any interest, additions to tax or penalties that may become payable in respect thereof, imposed by any federal, state, local, foreign or Korean government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, worker's compensation, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed under any statute, rule or regulation.

         "Third Board Meeting" means the duly convened meeting of the Board of Directors to be held on the same day as and immediately following the Extraordinary General Shareholders' Meeting for the purpose of (i) confirming the issuance of the Investment Shares, (ii) appointing an Investors' Nominee designated by the Investors as the replacement Representative Director in accordance with Article 31(2) of the Amended and Restated Articles of Incorporation and (iii) approving an amendment to the Company's rules regarding the delegation of powers by the Board of Directors to the Outside Directors Nominating Committee and the operation thereof in the form attached hereto as Exhibit M (the "Outside Director Candidate Nominating Committee Rules") and (iv) appointing to a three-year term two Investors' Nominees as new members of the Outside Director Nominating Committee and two Investors' Nominees as alternates.

         "Third Party Claim" has the meaning set forth in Section 8.3(a).

         "Third Party Software" has the meaning set forth in Section 4.15(h).

         "Thrunet" means Korea Thrunet Co., Ltd. a chusik-hosea duly organized and existing under the Laws of Korea.

         "Thrunet Sellers" has the meaning ascribed to the term "Selling Shareholders" in the Thrunet Share Purchase Agreement.

         "Thrunet Share Purchase Agreement" means the Share Purchase Agreement dated December 30, 2002 among the Company and the Thrunet Sellers.

         "Thrunet Transaction" means any and all transactions contemplated by the Thrunet Transaction Documents.

         "Thrunet Transaction Documents" means the Thrunet Share Purchase Agreement, the Convertible Bonds Subscription Agreement, the related offset agreement, the Thrunet Warrant Purchase Agreement, and all related certificates, instruments and agreements.

         "Thrunet Warrant Purchase Agreement" means the Warrant Purchase Agreement dated as of December 30, 2002 by and between SB Thrunet Pte Ltd. and Hanaro.

         "Total Consideration" means the sum of the amounts payable by Investors to the Company in consideration of the Shares issued to the Investors pursuant to this Agreement, as set forth in Schedule I.

         "Trade Secrets" has the meaning set forth in the definition of "Intellectual Property".

         "Trademarks" has the meaning set forth in the definition of "Intellectual Property".

         "Transaction Documents" means this Agreement, the Investors' Rights Agreement, the Non-Solicitation Agreements, the Amended and Restated Articles of Incorporation, the First Letter Agreement, the Management Rights Agreements and each other certificate, instrument or agreement executed and delivered by the Company or any of its Subsidiaries pursuant to or in connection with the transactions contemplated by any of the foregoing.

         "Transactions" means any and all of the transactions contemplated by this Agreement or any of the other Transaction Documents, including the subscription of the Investment Shares by the Investors hereunder.

         "Unaudited Financial Statements" means the unaudited (i) quarterly unconsolidated balance sheets and income statements for the Company and each of its Subsidiaries other than Hanaro Telecom America, Inc., for each quarter ended after December 31, 2002, (ii) semi-annual unconsolidated balance sheets and income statements for Hanaro Telecom America, Inc., for each semi-annual period ended after December 31, 2002, and (iii) monthly operating results contained in monthly management reports, including revenues and operating expenses, as of and for each month ended after June 30, 2003 for the Company and Dreamline Corporation.

         "Won" means the lawful currency of the Republic of Korea.

         "VCOC Investor" means any Investor or Investor Parent Company that intends to qualify as a venture capital operating company within the meaning of U.S. Department of Labor Regulation Section 2510.3-101.

         "2002 Audited Financials" means (i) the audited consolidated financial statements, including balance sheets and income statements, and statements of shareholders' equity and cash flows, including the notes thereto, for the Company (together with its Subsidiaries other than Dreamline Corporation and Hanaro Dream Incorporated with respect to the audited consolidated income statements) as of and for the year ended December 31, 2002 contained in the relevant report on Form 6-K filed by the Company with the SEC and the audited consolidated income statements of Dreamline Corporation (together with Hanaro Dream Co., Ltd.) for the year ended December 31, 2002.

         "2003 Annual Meeting" means the ordinary general shareholders' meeting of the Company held on March 28, 2003.

         "2003 Business Plan" has the meaning set forth in Section 4.34.

         1.2 Certain Rules of Construction. This Agreement is to be interpreted in accordance with the following rules of construction:

                    (i) Number and Gender. All definitions of terms apply
               equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

                    (ii) "Including," "Herein," Etc. The words "include,"
               "includes" and "including" are deemed to be followed by the phrase "without limitation". The words "herein", "hereof", and "hereunder" and words of similar import refer to this Agreement (including all Exhibits and Schedules) in its entirety and are not limited to any part hereof unless the context shall otherwise require. The word "or" is not exclusive and means "and/or."

                    (iii) Subdivisions and Attachments. All references in this
               Agreement to Articles, Sections, subsections, Exhibits and Schedules are, respectively, references to Articles, Sections and subsections of, and Exhibits and Schedules attached to, this Agreement, unless otherwise specified.

                    (iv) References to Documents and Laws. All references to any
               Transaction Document are to such document as amended, modified or supplemented from time to time in accordance with its terms. All references to (x) any other agreement or instrument or (y) any Requirement of Law, License or similar item are to it as amended and supplemented from time to time (and, in the case of a Law, to any corresponding provisions of successor Laws), unless otherwise specified.

                    (v) References to Days. Any reference in this Agreement or a
               Transaction Document to a "day" or number of "days" (without the explicit qualification "Business") is a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be taken or given on the next Business Day.

                    (vi) Examples. If, in any provision of any Transaction
               Document, any example is given (through the use of the words "such as," "for example," "e.g." or otherwise) of the meaning, intent or operation of any provision, such example is intended to be illustrative only and not exclusive.

                    (vii) Participation in Drafting. The parties and their
               respective legal counsel have participated in the drafting of this Agreement, and this Agreement will be construed simply and according to its fair meaning and without any presumption or prejudice for or against any party.

                    (viii) Headings. The table of contents and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                                   ARTICLE II
                   ISSUANCE AND PURCHASE OF INVESTMENT SHARES

         2.1 Closing Date Transactions.

         (a) Issuance and Purchase of the Investment Shares. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations and warranties set forth herein, on the Closing Date, the Company agrees to issue to and each Investor agrees, severally, to subscribe for at the Purchase Price, the shares of Common Stock set forth opposite its name on
Schedule I hereto for the purchase price set forth thereon (which shares shall be duly authorized, validly issued, fully-paid and non-assessable and free and clear of all Liens), by remitting payment of the purchase price therefore in same-day funds to the account specified by Hanaro in Schedule 2.1(a) hereto, and the Company shall acknowledge receipt from such Investor of payment in full for such Investment Shares. The next day following the Closing Date, the Company shall deliver to such Investor a certificate of the representative director, reflecting the share issuance to such Investor. Promptly after the share registry is re-opened, the Company shall deliver to such Investor a copy of the shareholder registry of the Company reflecting the share issuance to such Investor. As soon as practicable and no more than 30 days following the Closing Date, the Company shall deliver a stock certificate or certificates representing such Investment Shares to each Investor (or, if applicable, its Designee) and such Investor (or, if applicable, its Designee) shall deposit such certificate or certificates with the Korea Securities Depository for one (1) year following the Closing Date and shall not withdraw such certificate or certificates or sell such Investment Shares represented by such certificate or certificates during such one year period unless permitted by applicable Law. Each Investor (or, if applicable, its Designee) shall deliver to the Korea Securities Depository an executed standard form of deposit agreement. Notwithstanding the foregoing, each Investor may instruct the Company to issue the Investment Shares to a Designee of such Investor, in which case the Company shall issue the Investment Shares subscribed by such Investor to such Designee, and the certificate of the Representative Director and the copy of the shareholder registry of the Company shall reflect the share issuance to the Designee. For purposes of this Agreement, any Investment Shares or other securities of the Company held by a Designee on behalf of or for the benefit of an Investor or an Affiliate of an Investor shall be deemed held by such Investor or Affiliate.

         (b) Closing; Closing Date and Place. The closing of the purchase and sale of the Investment Shares (the "Closing") shall take place at the offices of Kim & Chang, in Seoul, Korea as soon as practicable following the Extraordinary General Shareholders' Meeting (the "Closing Date"). If the Extraordinary General Shareholders' Meeting occurs on October 21, 2003, and the shareholders resolutions set forth in Exhibit F are approved, the parties will use their reasonable best efforts to cause the Closing to occur on October 31, 2003.

                                  ARTICLE III
                                   CONDITIONS

         3.1 Conditions of the Investors. The obligation of each Investor to purchase and pay for the Investment Shares as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by the Investors in their sole discretion.

         (a) Proceedings Not Restrained. No order or injunction shall have been issued by a Governmental Authority that restrains, restricts, enjoins, prevents, delays, prohibits, imposes substantial damages or penalties or otherwise makes illegal the consummation of the Transactions; and no action, suit, proceeding or investigation shall have been instituted or threatened that seeks to restrain, restrict, enjoin, prevent, delay, prohibit, impose substantial damages or penalties with respect to or otherwise make illegal such Transactions; and no Law (or proposed Law) shall have been proposed, promulgated, adopted, enacted or entered or otherwise made effective by any Governmental Authority that has or would have such effect.

         (b) Representations and Warranties; No Default. The representations and warranties of the Company contained in the Transaction Documents shall have been true and correct in all material respects (except that any representation or warranty qualified by materiality or Material Adverse Effect shall be true and correct in all respects) on the date of this Agreement and on and as of the Closing Date; and the Company shall have performed and complied with all, and is not in breach or a default under any, agreements, covenants, conditions and obligations contained in this Agreement and the other Transaction Documents (including, without limitation, the covenants contained in Articles VI and VII hereof) that are required to be performed or complied with on or before the Closing Date.

         (c) Consents. All Required Regulatory Approvals and all consents, waivers or approvals from any other Person (including, without limitation, under any of the Company's debt or credit agreements, licensing agreements or other Company Contracts) necessary or required for or in connection with the execution and delivery of the Transaction Documents and the consummation of the Transactions shall have been obtained or made on terms satisfactory to the Investors, the Investors shall have received duly executed copies of all such consents, waivers and approvals, and all waiting periods specified under applicable Law, the expiration of which is necessary for such consummation, shall have expired or been terminated.

         (d) Purchase Permitted by Applicable Laws. The purchase and sale of the Investment Shares on the terms and conditions herein provided shall not violate any Requirement of Law applicable to any Investor, any Investor Parent Company or any Company Party.

         (e) Agreements. Each of the Transaction Documents shall have been executed and delivered and shall be in full force and effect. All filings required for the effectiveness of the Transaction Documents shall have been made by the Company, and the Company shall have furnished to the Investors evidence of such filings.

         (f) Certain Documents. Each Investor shall have received the following, each dated the Closing Date (except as otherwise specified below):

                    (i) a certificate of the CEO certifying that the conditions contained in this Section 3.1 have been satisfied in full;

                    (ii) a certificate of the CEO (x) attaching copies,
               certified by such officer as true and complete, of the resolutions of the Board of Directors and the shareholders of the Company in connection with the authorization and approval of the execution, delivery and performance of the Transaction Documents and consummation of the Transactions and of all other documents evidencing all necessary corporate action taken in connection therewith, (y) attaching copies, certified by such officer as true and complete, of the Amended and Restated Articles of Incorporation, and (z) that includes a representation by such officer that the copies of the Charter Documents of each Subsidiary of the Company, as previously provided to the Investors, are true and complete in all respects;

                    (iii) opinions of counsel to the Company, in the forms set forth in Exhibit E-1 and E-2, respectively, provided, that (x) the Investors may require additional opinions satisfactory to the Investors and (y) any modifications to such opinions requested by the Company's counsel shall be satisfactory to the Investors;

                    (iv) a copy of a certificate of the representative director of the Company dated as of one day after the Closing Date, reflecting the issuance of Investment Shares to each Investor (or, if applicable, its Designee) in accordance with Schedule I; and

                    (v) such other documents as the Investors may reasonably
               request.

         (g) Investor Approvals; Purchase of Allotted Investment Shares.

                    (i) Each Investor and/or Investor Parent Company, shall have received the necessary and required approvals from its or their respective investment committees and/or boards of directors (and in the case of AIG Asian Infrastructure Fund II, L.P. Sub, the approval of certain of its key advisors) for or in connection with the execution and delivery of the Transaction Documents and the consummation of the Transactions. Notwithstanding anything to the contrary herein, each of AIG AIF Sub, AOF and Newbridge Sub shall determine for itself whether this condition is satisfied as to itself and shall have the exclusive right to waive such condition as to its own obligation to purchase Investment Shares.

                    (ii) Each Investor shall have purchased its allotment of
               Investment Shares on the Closing Date (which allotments, in the aggregate, shall reflect a full allocation of all of the Investment Shares to Investors on terms and in amounts satisfactory to the Sponsors); provided, that this condition shall be deemed satisfied regardless of the failure of any Investor to purchase Investment Shares if the aggregate purchase price of Investment Shares not purchased does not exceed five percent (5%) of the Total Consideration. No Investor shall have any obligation to purchase any Investment Shares other than those Investment Shares it is required to purchase as set forth in
               Schedule I.

         (h) Proceedings. All corporate and other proceedings to be taken by the Company in connection with the Transaction Documents with respect to the Transactions and documents incident thereto shall have been completed, and each Investor shall have received all such counterpart originals or certified or other copies of the Transaction Documents and such other documents as it may reasonably request.

         (i) No Material Adverse Change. Since January 1, 2003, the Company shall have operated its business only in the Ordinary Course of Business and there shall not exist or have occurred any condition, event or state of facts that has had a Material Adverse Effect, whether or not arising in the Ordinary Course of Business, provided, that an Insolvency Event with respect to Dreamline Corporation shall not be deemed to have a Material Adverse Effect to the extent that such Insolvency Event does not result in any direct or indirect Losses, Liabilities or other obligations of the Company other than (i) a diminution in the value of Dreamline Corporation shares held by the Company, including, without limitation, diminution in value due to stock cancellation, capital reduction or share transfer and (ii) Losses not exceeding Won 2,500 million arising from failure to realize accounts receivable payable by Dreamline Corporation to the Company.

         (j) Due Diligence. The Investors shall have completed their due diligence investigation regarding the Company and its Subsidiaries and been fully satisfied with the results thereof in their sole discretion.

         (k) Insolvency Event. Other than a potential Insolvency Event with respect to Dreamline Corporation which has not and will not result in any direct or indirect Losses, Liabilities or other obligations of any Company Party other than (i) a diminution in the value of Dreamline Corporation shares held by the Company, including, without limitation, diminution in value due to stock cancellation, capital reduction or share transfer and (ii) Losses not exceeding Won 2,500 million arising from the failure to realize accounts receivable payable by Dreamline Corporation to the Company, no Insolvency Event shall have occurred or be reasonably likely to occur.

         (l) Credit Facilities; Defaults. No default shall exist (or occur upon consummation of the Transactions) under any loan or other material financing instrument of any Company Party or any other Company Contract, and no action shall be taken or have been taken or deemed taken to accelerate any material indebtedness of any Company Party or terminate or otherwise modify any Company Contract in a manner unfavorable to any Company Party other than any such default or acceleration (i) under any loan or financing instrument, or Company Contract not involving any other Company Party, in each case under which Dreamline Corporation is the sole obligor, and (ii) which does not result in any direct or indirect Losses, Liabilities or other obligations of any Company Party other than (i) a diminution in the value of Dreamline Corporation shares held by the Company, including, without limitation, diminution in value due to stock cancellation, capital reduction or share transfer and (ii) Losses not exceeding Won 2,500 million arising from failure to realize accounts receivable payable by Dreamline Corporation to the Company.

         (m) Related Person Liabilities. Except as set forth in Schedule 3.1(m), any Indebtedness and other material Liabilities (whether or not disclosed in the Financial Statements) owed by any Company Party to any Related Person of any Company Party or to any shareholder that is a member of a shareholder Group beneficially owning, in the aggregate, five percent (5%) or more of the outstanding equity securities of any Company Party (on an as-converted basis) or any Related Person of any director, officer ("isa-daewoo" level or higher) or Key Employee of any Company Party that did not arise in the Ordinary Course of Business or were not negotiated on an arm's length basis shall have been terminated, cancelled or otherwise extinguished or released in full without any payment by or on behalf of any Company Party or recourse, direct or indirect, to any Assets of any Company Party. Schedule 3.1(m) may be updated (but not corrected or supplemented with information existing prior to the date hereof) after the date hereof, as soon as reasonably practicable but not later than fourteen (14) days prior to the Closing Date, with respect to any such Indebtedness or other material Liabilities to the extent such additional Indebtedness or other material Liabilities do not, in the aggregate, exceed Won 500 million. Except as set forth in Schedule 3.1(m), no such Liabilities shall exist as of the Closing Date.

         (n) Directors' Resignation. The Company shall have received letters of resignation addressed to the Company, effective as of a date no later than the Closing Date, from a sufficient number of then-current directors (each in his capacity as such) to create sufficient vacancies on the Board of Directors such that the Investors' Nominees may be elected at the Extraordinary General Shareholders' Meeting for a three-year term commencing on the Closing Date, and the Company shall have delivered copies of such letters to the Investors.

         (o) Outside Directors Nominating Committee. At the Third Board Meeting, the Outside Director Candidate Nominating Committee Rules shall be approved and three new members of the Company's outside director nominating committee (the "Outside Director Nominating Committee") together with their alternates shall be appointed, each to a three (3) year term. Two (2) of such members and their alternates shall be Investors' Nominees designated by the Investors. Such appointments shall become effective as of the Closing Date. The Amended and Restated Articles of Incorporation shall limit to three (3) the number of members of the Outside Director Nominating Committee.

         (p) Articles of Incorporation; Directors. The Amended and Restated Articles of Incorporation shall be approved at the Extraordinary General Shareholders' Meeting, shall become effective as of the Closing Date and shall require that on the Closing Date, the number of directors of the Board of Directors shall be eleven (11), five (5) of whom shall be the Investors' Nominees, the maximum number of Representative Directors shall be one, who as of such date shall be the CEO, and the maximum number of standing directors shall be one, who as of such date will be the CEO.

         (q) Election of Investors' Nominees. At the Extraordinary General Shareholders' Meeting, the Investors' Nominees shall be elected to the Board of Directors for a three (3) year term commencing on the Closing Date.

         (r) Representative Director. (i) Sole Representative Director. No later than the Closing Date, the CEO shall be the Sole Representative Director of the Company.

                    (ii) Replacement Representative Director. At the Third Board
               Meeting, the Board of Directors shall pass a resolution appointing an Investors' Nominee designated by the Investors as the replacement Representative Director in accordance with
               Article 31(2) of the Amended and Restated Articles of Incorporation. Such resolution shall not have been modified, revoked, derogated from or superseded in any way without the express prior written consent of the Investors.

         (s) Chief Financial Officer. No later than the Third Board Meeting, the CEO shall duly appoint the Investors' designee as the chief financial officer of the Company effective as of the Closing Date. Such appointment shall not have been modified, revoked, derogated from or superseded in any way without the express prior written consent of the Investors. The Investors' designee shall be a person of appropriate competence. The chief financial officer shall have authority and responsibility for all financial matters related to the Company, but shall not be a member of the Board of Directors.

         (t) Key Employees. The Key Employees named in Annex A-2 hereto shall have executed the Non-Solicitation Agreements (the "Non-Solicitation Agreements") substantially in the form set forth in Exhibit D hereto or otherwise on the terms satisfactory to the Investors.

         (u) No Equity Issuances. Since the date of this Agreement, the Company shall not have issued any equity securities or Rights other than the Investment Shares pursuant hereto and shares of Common Stock to be issued pursuant to existing agreements requiring issuance of such shares, including, without limitation, stock option agreements, agreements for convertible bonds and bonds with warrants, as set forth in Section 4.3(b) of the Disclosure Schedule.

         (v) Definitive Documentation. The parties shall have executed and delivered the definitive documentation for the Transaction Documents and any such documentation that is not attached as an Exhibit hereto shall be in form and substance satisfactory to the Investors in their sole discretion.

         (w) Disclosure Schedules. The complete and final Disclosure Schedule (subject to Section 7.9) shall have been delivered to the Investors on or before the fourth day prior to the date hereof and shall be in form and substance satisfactory to the Investors in their sole discretion (provided that the Investors shall notify the Company of any objections they may have to such complete and final Disclosure Schedule within seven (7) Business Days of receipt thereof). The Investors shall have certified, in their sole discretion, that they have no objection to the updates to the Disclosure Schedule made by the Company in accordance with Section 7.9.

         3.2 Conditions of the Company. The Company's obligation to sell the Investment Shares to be sold to and purchased by the Investors as contemplated by this Agreement is subject to the satisfaction of the following conditions, which may be waived in writing by the Company:

         (a) Proceedings Not Restrained. No order or injunction shall have been issued by a Governmental Authority that restrains, restricts, enjoins, prevents, delays, prohibits, imposes substantial damages or penalties or otherwise makes illegal the consummation of the Transactions; and no action, suit, proceeding or investigation shall have been instituted or threatened that seeks to restrain, restrict, enjoin, prevent, delay, prohibit, impose substantial damages or penalties with respect to or otherwise make illegal such transactions; and no Law (or proposed Law) shall have been proposed, promulgated, adopted, enacted or entered or otherwise made effective by any Governmental Authority that has or would have such effect.

         (b) Representations and Warranties. The representations and warranties contained in Article V of this Agreement shall be true and correct in all material respects (except that any representation or warranty qualified by materiality or Material Adverse Effect shall be true and correct in all respects) on the date of this Agreement and on and as of the Closing Date.

         (c) Total Consideration. The Total Consideration shall have been paid to the Company on the Closing Date.

         3.3 Waiver of Closing Conditions. Waiver of conditions to Closing shall not constitute a waiver of rights or remedies with respect to any breach of representations, warranties, covenants or other obligations or duties, and all rights with respect to any such breach shall continue, regardless of such waiver, and the Investors shall be deemed separately indemnified with respect to any Losses arising out of, based upon, or related or attributable to such breach, absent express written agreement to the contrary.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to and covenants and agrees with each Investor as follows as of the date hereof and, after giving effect to all of the Transactions to be consummated on the Closing Date, as of the Closing Date as if made on the Closing Date, subject to the exceptions set forth in the section of the Disclosure Schedule that expressly corresponds to the relevant specified section of this Article IV. No representation shall be deemed to qualify any other representation. Such representations, warranties, covenants and agreements have constituted a material inducement to each Investor to enter into this Agreement, to enter into the other Transaction Documents to which it has become a party, to purchase the Investment Shares and to consummate the other Transactions.

         4.1 Certain Representations and Warranties Regarding the Transactions.

         (a) Power; Authorization of Transactions. The Company has full power and authority to execute and deliver each Transaction Document to which it is a party and to perform its obligations hereunder and thereunder.

                    (i) The execution, delivery and performance by the Company of each Transaction Document to which it is a party has been duly authorized by the Board of Directors and by all other necessary corporate action on the part of the Company; provided, that (1) the Investors' Nominees and the Amended and Restated Articles of Incorporation are subject to approval by the Board of Directors at the Second Board Meeting, (2) the Company's obligation to issue the Investment Shares (the "Share Issuance"), to adopt the Amended and Restated Articles of Incorporation, and to elect the Investors' Nominees to the Board of Directors is subject to the approval of the Company's shareholders, which approval will be on the agenda at the Extraordinary General Shareholders' Meeting which shall be held on or prior to the Closing Date and (3) the issuance of the Investment Shares is subject to confirmation by, the approval of the Outside Director Candidate Nominating Committee Rules is subject to, and the new members of the Outside Director Nominating Committee and their alternates shall be appointed by, the Board of Directors at the Third Board Meeting.

                    (ii) Each Transaction Document to which the Company is a
               party has been (or in the case of each of the Investors' Rights Agreement, the Non-Solicitation Agreements and the Management Rights Agreements, upon its execution will be) duly executed and delivered by the Company, and constitutes (or, in the case of each of the Investors' Rights Agreement, the Non-Solicitation Agreements and the Management Rights Agreements, upon its execution will constitute) the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by principles of equity relating to enforceability.

                    (iii) The Board of Directors has duly and validly authorized the execution, delivery and performance of this Agreement and each of the other Transaction Documents and approved the consummation of the Transactions, and taken all corporate actions required to be taken by the Board of Directors for the consummation of the Transactions, including the Share Issuance, contemplated hereby (subject to its (1) approval of the Investors' Nominees and the Amended and Restated Articles of Incorporation at the Second Board Meeting and (2) confirmation of the issuance of the Investment Shares, approval of the Outside Director Candidate Nominating Committee Rules and appointment of the new members of the Outside Director Nominating Committee and their alternates at the Third Board Meeting, and the Board of Directors has by resolution approved the Transactions. Such resolutions shall be the only resolutions recommended by the Board of Directors to the shareholders of the Company to be approved and adopted at the Extraordinary General Shareholders' Meeting.

                    (iv) The Board has directed that the resolutions set forth in Exhibit F hereto be submitted to the shareholders of the Company for their approval at a meeting to be held for that purpose. The affirmative vote of no less than two-thirds of the voting rights of the shareholders present at the Extraordinary General Shareholders' Meeting and of at least one-third of the total issued and outstanding voting stock of the Company (which is comprised solely of the Common Stock) as of the record date for the Extraordinary General Shareholders' Meeting is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt such resolutions and approve the Share Issuance. No other vote of the shareholders of the Company is required by Law, the Articles of Incorporation or otherwise in order for the Company to approve and adopt such resolutions or to consummate the Transactions, and no vote of shareholders is required to approve Article III, IV, V, VI, VII, VIII, IX or X of this Agreement, the First Letter Agreement or to consummate the transactions contemplated thereby. At the Third Board Meeting, the Board of Directors will vote to adopt the resolutions set forth in Exhibit G hereto, to confirm the issuance of the Investment Shares, approve the Outside Director Candidate Nominating Committee Rules and appoint the new members of the Outside Director Nominating Committee and their alternates.

         (b) Regulatory Approvals. Section 4.1(b) of the Disclosure Schedule lists all of the Required Regulatory Approvals required to be obtained by the Company or any of its Subsidiaries or Affiliates except for such Required Regulatory Approvals which if not obtained would not, individually or in the aggregate, result in Losses to the Company in excess of Won 500 million. All such Required Regulatory Approvals will have been obtained by the Company Parties on or prior to the Closing Date, and shall be in full force and effect on the Closing Date, shall not be subject to any condition (other than the occurrence of the Closing hereunder and compliance with mandatory applicable
Law), limitation or qualification, to any unusual or onerous requirement, obligation or term, and shall not be subject to subsequent revocation. Except for the Regulatory Approvals listed in Section 4.1(b) of the Disclosure Schedule, no Company Party is required to give any notice, declaration, report or statement to, make any registration disclosure, declaration or filing with, or obtain any authorization, consent, declaration or approval of any Governmental Authority or other third party in connection with the execution, delivery or performance by the Company of the Transaction Documents, or the consummation of the Transactions, or in order to preclude any termination, suspension, modification or impairment of any of the Company Contracts or of any material legal or contractual right, privilege, License or franchise that is included in the Assets of any Company Party.

         (c) Compliance and Noncontravention. Neither the execution, delivery or performance of this Agreement or any other Transaction Document, nor the consummation of any of the Transactions does or will (i) violate any Requirement of Law to which any Company Party or any of its Assets is subject or bound, or
(ii) conflict with, result in a breach of, constitute a default under (with or without the giving of notice, lack of time or both), result in the acceleration of, create in any party the right to accelerate, terminate, suspend, modify, or cancel, or require any notice under, any Company Contract or any legal or contractual right, privilege, License or franchise which is included in the Assets, or impair or result in the imposition of any Lien upon any of the Assets of any Company Party except in cases where such conflict, breach, default, acceleration, right to accelerate, terminate, suspend, modify or cancel, impairment or imposition of Lien would not, individually or in the aggregate, result in Losses to the Company in excess of Won 500 million. Except as set forth in Section 4.1(c) of the Disclosure Schedule, the execution and delivery of the Transaction Documents and the consummation of the Transactions will not constitute a "Change of Control" or "Change in Control" (or similar concept) as such term (or concept) is defined in any material contract, agreement, indenture, mortgage, note, lease or other instrument to which any Company Party is a party or by which any Company Party is bound or to which the properties of any Company Party is subject or which "Change of Control" or "Change in Control" would result in a default or incipient default by any Company Party, termination or approval right by any Person or payment of fee, penalty or other amounts to any Person under any such document or agreement.

         (d) Financial Advisors and Brokers. Except for JPMorgan, no Person has acted, directly or indirectly, as a broker, finder or financial advisor of the Company in connection with the Transaction Documents or the Transactions, and no Person is entitled to receive any broker's, finder's or similar fee or commission in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of any Company Party or any of their respective directors, officers or employees.

         (e) Offerees. None of the Company, its directors and officers, its Affiliates or any Person acting as agent for or on behalf of the Company has, directly or indirectly, sold, offered for sale, or solicited offers to buy any of the Investment Shares or other securities of the Company so as to bring the offer, issuance or sale of the Investment Shares as contemplated by this Agreement within the registration requirements of Section 5 of the Securities Act, or within the registration or qualification requirements of any "blue sky" or securities Laws of any state of the United States of America or Korea. Neither the Company nor any of its Representatives has made any "directed selling efforts" with respect to the Investment Shares as defined in Rule 902 under the Securities Act.

         4.2 Organization, Qualification, and Corporate Power. (a) The Company is a chusik-hoesa, duly organized and validly existing under the Laws of the Republic of Korea. Each of the Company's Subsidiaries is a limited liability company or a corporation duly organized and validly existing under the Laws of the jurisdiction of its incorporation. Each of the Company Parties is duly authorized, qualified and licensed to conduct business under the Laws of each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the lack of such qualification or license would not have a Material Adverse Effect. Each of the Company Parties has full corporate power and authority to carry on the businesses in which it is engaged as such businesses are now being conducted and to own, lease and use the properties currently owned, leased and used by it. Each jurisdiction in which any Company Party is authorized to conduct business is identified in Section 4.2 of the Disclosure Schedule. Section 4.2 of the Disclosure Schedule also lists the directors and officers ("isa-daewoo" level or higher) of each Company Party.

         (b) The Company has delivered to the Investors true, correct and complete copies of the Charter Documents of each Company Party (in each case as currently in effect).

         4.3 Capitalization.

         (a) As of the date hereof, the authorized capital stock of the Company consists solely of 480,328,800 authorized shares of Common Stock, of which 279,322,680 shares are issued and outstanding. As of the Closing Date, the authorized capital stock of the Company shall consist solely of 1,000,000,000 authorized shares of Common Stock, of which the Closing Date Amount of shares will be issued and outstanding. All outstanding shares of Common Stock were duly authorized and validly issued and are fully paid and non-assessable. All Persons that are members of a Group, beneficially owning, in the aggregate, greater than five percent (5%) of the outstanding shares of Common Stock are named in Section 4.3(a) of the Disclosure Schedule. No shares are held in treasury. Other than those listed in Section 4.3(a) of the Disclosure Schedule (and following the Extraordinary General Shareholders' Meeting and the Board of Directors meeting held to confirm the issuance of the Investment Shares), no shares of capital stock of the Company of any class or series are reserved for issuance. Except as set forth in Section 4.3(a) of the Disclosure Schedule, there are no voting trusts or other Contracts, arrangements or understandings to which the Company is a party or by which the Company is bound that directly, indirectly, absolutely or contingently, relate to the issuance, ownership, pledge, transfer, purchase, redemption or repurchase, voting or registration under the Securities Act or the Korean Securities Exchange Act of, or any restrictions with respect to, any shares of authorized, issued, or outstanding capital stock of the Company of any class or series. No Redeemable Equity of the Company is authorized, issued or outstanding. The Company has previously furnished to the Investors a true, correct and complete copy of each registration rights agreement entered into by the Company in favor of any Person.

         (b) Section 4.3(b) of the Disclosure Schedule lists all outstanding or authorized Rights or other Contracts, commitments, arrangements or understandings that could require the Company to issue, sell, or otherwise cause to become outstanding any shares of its capital stock, or stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. No capital stock or other securities of the Company have been issued in violation of any preemptive rights.

         4.4 Investment Shares. All of the Investment Shares to be issued pursuant to this Agreement will have been duly authorized at or prior to the Extraordinary General Shareholders' Meeting and, when so issued, will have been validly issued and will be fully paid and non-assessable and will not be subject to any preemptive or similar rights, restrictions on voting rights, or other Liens, in each case other than as expressly set forth in this Agreement.

         4.5 Indebtedness. Section 4.5 of the Disclosure Schedule contains a list of all outstanding loan or credit agreements, notes, bonds, mortgages, indentures, "documents against acceptance" and other similar agreements and instruments pursuant to which any Company Party has borrowed money (other than indebtedness for money borrowed by a wholly-owned Subsidiary of the Company from the Company, in each case incurred in the Ordinary Course of Business) in excess of Won 500 million, and (a) the respective amounts of principal and accrued and unpaid interest outstanding thereunder as of August 31, 2003 for the Company and
(b) the respective amounts of principal outstanding thereunder as of August 31, 2003 for each of the Subsidiaries.

         4.6 Subsidiaries.

         (a) Section 4.6(a) of the Disclosure Schedule sets forth for each Subsidiary of the Company (i) its name and jurisdiction of organization, (ii) its form of organization and capital structure, and (iii) the capital stock or other equity interests held of record or owned beneficially by the Company in such Subsidiary. All such capital stock and other equity interests are held free and clear of any restrictions on transfer, Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands of any nature whatsoever.

         (b) There are no outstanding or authorized Rights, Contracts, arrangements or understandings that could require any Company Party to sell, transfer, or otherwise dispose of any equity or ownership interest in any of the Company's Subsidiaries or that could require any Subsidiary of the Company to issue, sell, or otherwise cause to become outstanding any of its own shares of capital stock or membership or other equity or ownership interests or any shares of capital stock or other equity or ownership interests in any other Company Subsidiary. There are no (i) authorized or outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to, or Redeemable Equity of, any Subsidiary of the Company or (ii) voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock, or other equity or ownership interests of any such Subsidiary. Except as set forth in Section 4.6(b) of the Disclosure Schedule, none of the Company Parties controls directly or indirectly or has any direct or indirect equity participation or other investment in any Person which is not a Subsidiary.

         4.7 Corporate Records. The minute books or similar records of each Company Party, which have been made available to the Investors, contain true and complete records in all material respects of all meetings of, or written consents in lieu of meetings (if applicable) executed by, the respective boards of directors (and all committees thereof) and shareholders or other equity owners of such Company Party. All material actions and transactions taken or entered into by any Company Party and requiring action by its board of directors or shareholders or other equity owners have been duly authorized or ratified as necessary and are evidenced in such minute books. The shareholder registry and the share certificate issuance ledger of each Company Party, as made available to the Investors (and as to be made available to the Investors pursuant to Section 7.6(d)), shall be true and complete as of December 31, 2002, as of the record date for the 2003 Annual Meeting, as of the record date for the August 5th Extraordinary General Shareholders' Meeting and as of the record date for the Extraordinary General Shareholders' Meeting, as applicable.

         4.8 Financial Statements.

         (a) The Company has delivered true, accurate and complete copies of the Financial Statements. The Financial Statements (including the notes thereto) are complete and correct in all material respects and present fairly the financial position of the Company and its Subsidiaries as of such dates and the results of operations and cash flows of the Company and its Subsidiaries for such periods in conformity with Korean GAAP applied on a consistent basis throughout the periods covered thereby; provided, however, that the Unaudited Financial Statements are subject to normal year-end adjustments, none of which will be material in nature or amount, and lack footnotes; provided, further, that the monthly operating results are not presented in conformity with Korean GAAP but rather are presented on a consistent basis in accordance with the Company's internal accounting procedures.

         (b) Except as set forth in Section 4.8(b) of the Disclosure Schedule, there are no unfulfilled contractual obligations of any Company Party for capital expenditures involving more than Won 500 million that are not reflected in the Financial Statements.

         (c) The books of account of each Company Party are true, accurate and complete in all material respects, have been maintained in accordance with good business practices and fairly reflect all of the properties, Assets, liabilities and transactions of each Company Party in conformity with Korean GAAP consistently applied; provided, that the parties acknowledge and agree that, if after the Closing the Company changes its depreciation method (including changes to the estimated useful life of the relevant asset or to the method of calculating the depreciation) in accordance with Korean GAAP with respect to telecommunications equipment (including modems), such change shall not of itself give rise to a claim for breach of this representation if, notwithstanding the use of the previous depreciation method (including the previous estimated useful life of the relevant asset, or the previous method of calculating the depreciation), the books of account of each Company Party are true, accurate and complete in all material respects, have been maintained in accordance with good business practice and fairly reflect all of the properties, Assets (including telecommunications equipment), liabilities and transactions of each Company Party in conformity with Korean GAAP, consistently applied. The Financial Statements have been prepared based on such books of account. The Financial Statements and books and records, do not, because of the provision of services or the bearing of costs and expenses by any Affiliate of the Company or for any other reason, understate the true costs and expenses of conducting the businesses of the Company Parties. The aggregate amount of the cash balance of the Company together with the amount of short-term financial instruments and liquid marketable securities beneficially owned by the Company, as of the day prior to the Closing Date shall be at least Won 50 billion. (d) Except as set forth in Section 4.8(d) of the Disclosure Schedule, all accounts receivable and accounts payable of the Company Parties have arisen from bona fide transactions in the Ordinary Course of Business and have been reflected on the Financial Statements in accordance with Korean GAAP.

         4.9 Company Reports. (a) The Company has timely filed or delivered, as applicable, all required forms, reports and documents with the SEC and the Financial Supervisory Services ("FSS") since December 31, 1999, each of which has complied in all material respects with all applicable requirements of Laws relating to securities, including, but not limited to, the Securities Act, the Securities Exchange Act, the Sarbanes-Oxley Act of 2002 (with respect to the filing of any such forms, reports and documents since the date of the Sarbanes-Oxley Act of 2002) and the Korean Securities and Exchange Act, each as in effect on the dates such forms, reports and documents were filed or delivered. Except for Dreamline Corporation, no Company Subsidiary has filed, or is required to file, any form, report or other document with the SEC or FSS. The Company has heretofore delivered to the Investors, in the form filed with or delivered to the SEC and FSS (including any amendments or supplements thereto),
(i) its annual reports for each of the fiscal years ended December 31, 2000, 2001 and 2002; and (ii) all other reports or registration statements filed or delivered by the Company with the SEC and FSS since January 1, 2000 (the "Company Reports"). None of such forms, reports or documents (as amended or supplemented) filed with or delivered to the SEC or FSS, including, without limitation, any financial statements, exhibits or schedules included or incorporated by reference therein, contained, when filed or delivered, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For the avoidance of doubt, the Company has in all cases delivered to, but not filed with, the SEC its reports on Form 6-K; provided, that the parties acknowledge and agree that Rule 14A of the United States Securities Exchange Act of 1934, as amended, is not applicable to proxy materials distributed by the Company.

         (b) The audited and unaudited consolidated financial statements of the Company included (or incorporated by reference) in the Company Reports have complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC and FSS with respect thereto.

         4.10 Events Subsequent to Most Recent Fiscal Period End. Since December 31, 2002 there has not been any event, fact, circumstance or occurrence that constitutes a Material Adverse Effect on any Company Party and each Company Party has conducted its business and affairs in the Ordinary Course of Business; provided, that an Insolvency Event with respect to Dreamline Corporation shall not be deemed to have a Material Adverse Effect to the extent such Insolvency Event does not result in any direct or indirect Losses, Liabilities or other obligations of the Company other than (i) diminution in the value of Dreamline Corporation shares held by the Company, including, without limitation, diminution in value due to stock cancellation, capital reduction or share transfer and (ii) Losses not exceeding Won 2,500 million arising from failure to realize accounts receivable payable by Dreamline Corporation to the Company. Without limiting the generality of the foregoing, since December 31, 2002:

         (a) except as set forth in Section 4.10(a) of the Disclosure Schedule, none of the Company Parties has sold, leased, transferred, or assigned any of its Assets, other than (i) immaterial Assets or (ii) Assets sold, leased, transferred or assigned in the Ordinary Course of Business;

         (b) except as set forth in Section 4.10(b) of the Disclosure Schedule, none of the Company Parties has entered into any agreement, Contract or license (or series of related Contracts) involving more than Won 500 million (or its equivalent in any other currency) or outside the Ordinary Course of Business;

         (c) except as set forth in Section 4.10(c) of the Disclosure Schedule, none of the Company Parties has accelerated, terminated (other than upon the expiration of its term), modified, or canceled any Contract (or series of related Contracts) involving more than Won 500 million (or its equivalent in any other currency) to which the Company or any of its Subsidiaries is or was a party or by which it is or was bound;

         (d) except as set forth in Section 4.10(d) of the Disclosure Schedule, none of the Company Parties has imposed or suffered to exist any material Lien upon any of the Assets except in the Ordinary Course of Business;

         (e) except as set forth in Section 4.10(e) of the Disclosure Schedule, none of the Company Parties has purchased, leased or acquired any Assets or made any capital or non-recurring expenditure (or series of related capital or non-recurring expenditures), capital addition or improvement, in each case involving more than Won 500 million (or its equivalent in any other currency) in expenditures; Section 4.10(e) of the Disclosure Schedule also sets forth the aggregate of all capital and operating expenditures actually committed or incurred by each Company Party from January 1, 2003 until the date hereof and the aggregate of all capital and operating expenditures estimated to be committed or incurred by each Company Party from January 1, 2003 until the Closing Date;

         (f) except as set forth in Section 4.10(f) of the Disclosure Schedule, none of the Company Parties has made any capital investment in, any loan to, or any acquisition of the securities of, or all or substantially all of the assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than Won 500 million (or its equivalent in any other currency); Section 4.10(f) of the Disclosure Schedule also sets forth the aggregate of any such capital investments, loans, or acquisitions (or series of related capital investments, loans, and acquisitions) actually committed or incurred by each Company Party from January 1, 2003 until the date hereof and estimated to be committed or incurred by each Company Party from January 1, 2003 until the Closing Date;

         (g) except as set forth in Section 4.10(g) of the Disclosure Schedule, none of the Company Parties has issued any note, bond or other debt security or Redeemable Equity or created, incurred, assumed, or guaranteed any Indebtedness involving more than Won 500 million (or its equivalent in any other currency) (other than indebtedness for money borrowed by a wholly-owned Subsidiary from the Company, in each case incurred in the Ordinary Course of Business) that remains outstanding or is the subject of any dispute;

         (h) except as set forth in Section 4.10(h) of the Disclosure Schedule, there has been no amendment, modification, waiver or change made or authorized in the Charter Documents of any Company Party other than the amendments included in the Amended and Restated Articles of Incorporation;

         (i) except as set forth in Section 4.10(i) of the Disclosure Schedule, the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash, securities, property or otherwise) or redeemed, purchased, or otherwise acquired any of its capital stock, or granted any Rights to purchase or obtain (including upon conversion, exchange, or exercise) any capital stock of any Company Party;

         (j) except as set forth in Section 4.10(j) of the Disclosure Schedule, none of the Company Parties has experienced any damage, destruction, or loss (whether or not covered by insurance) to any material amount of its Assets;

(k) except as set forth in Section 4.10(k) of the Disclosure Schedule, none of the Company Parties has (i) made any loan of more than Won 500 million (or its equivalent in any other currency) to any of the Company's shareholders, directors, officers, or employees, or (ii) entered into any other transaction involving more than Won 500 million (or its equivalent in any other currency) with or for the benefit of any shareholder that is a member of a shareholder Group beneficially owning, in the aggregate, five percent (5%) or more of the outstanding shares of Common Stock (on an as-converted basis), or with or for the benefit of any director, officer, or employee ("isa-daewoo" level and above) other than transactions granting benefits in the Ordinary Course of Business in the context of such person's relationship to the Company as director, officer or employee, as the case may be;

         (l) except as set forth in Section 4.10(l) of the Disclosure Schedule, none of the Company Parties has discharged or satisfied any Lien, or paid, canceled, compromised or otherwise satisfied any obligation, indebtedness or Liability (absolute or contingent) other than the payment in the Ordinary Course of Business of current Liabilities shown on the Balance Sheet or incurred since the date thereof in the Ordinary Course of Business;

         (m) except as set forth in Section 4.10(m) of the Disclosure Schedule, none of the Company Parties has (A) increased the compensation payable or to become payable by it to any of its officers ("isa-daewoo" level or higher), directors, employees or agents, except for increases in the Ordinary Course of Business or required under the current terms of employment agreements, or (B) granted, made or accrued any bonus, incentive compensation, service award or other like benefit, contingently or otherwise, to or for the credit of any of its officers, directors, employees or agents, other than in the Ordinary Course of Business, or made or provided under any employee welfare, pension, retirement, profit sharing or similar payment or benefit except pursuant to regularly scheduled payments required pursuant to the current terms of the Employee Benefit Plans described in Section 4.23(d) of the Disclosure Schedule or (C) paid or granted any right to receive any severance or termination pay to any officer ("isa-daewoo" level or higher), director, or agent;

         (n) none of the Company Parties has made any material change in any method of accounting or any accounting practice; and

         (o) none of the Company Parties has entered into any Contract to do any of the foregoing other than the Transaction Documents to which it is a party.

         4.11 Undisclosed Liabilities. Section 4.11 of the Disclosure Schedule lists all contingent and off-balance sheet Liabilities of any Company Party that are not set forth on the face of the Balance Sheet and includes a listing of all Liabilities disclosed in the notes to the Balance Sheet, and there is no existing condition, situation or set of circumstances which could be expected to result in any such contingent and off-balance sheet Liability or other obligation which, singly or in the aggregate, would be required to be reflected or reserved against in a balance sheet of the Company and its Subsidiaries and which in the aggregate exceed Won 500 million with respect to any Company Party.

         4.12 Legal Compliance; Corporate Controls; No Breach. (a) Except as set forth in Section 4.12 of the Disclosure Schedule, each of the Company Parties has complied in all respects with all applicable material Requirements of Law, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Except as specifically set forth in part B of
Section 4.12 of the Disclosure Schedule, no Company Party has any continuing Liability with respect to any past violations of any applicable material Requirements of Law. No Company Party, or to the Company's Knowledge, any director, officer, agent, employee or other person acting on behalf of any Company Party, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Securities Exchange Act. No Company Party, or to the Company's Knowledge, any director, officer, agent, employee or other person acting on behalf of any Company Party, has accepted or received any unlawful contributions, payments, gifts, or expenditures. To the Company's Knowledge, each Company Party that is required to file reports pursuant to Section 12 or 15(d) of the Securities Exchange Act is in compliance with the provisions of Section 13(b) of the Securities Exchange Act.

         (b) All representations and warranties of the Company contained in any of the Transaction Documents are accurate and complete in all material respects.

         (c) The Company is not in material breach of any agreement, covenant or other obligation contained in this Agreement or the other Transaction Documents.

         4.13 Tax Matters.

         (a) Except as set forth in Section 4.13(a) of the Disclosure Schedule, since January 1, 1998, each of the Company Parties has filed on a timely basis all Tax Returns that it was required to file on or prior to the date hereof. All such Tax Returns were, when filed, correct and complete in all material respects. Except as set forth in Section 4.13(a) of the Disclosure Schedule, all Taxes owed by the Company Parties (whether or not shown on any Tax Return) have been paid if due taking into account any extensions, or if not yet due, such Taxes have been properly accrued in accordance with Korean GAAP. None of the Company Parties is currently the beneficiary of any extension of time for the filing of any Tax Return. Since January 1 1998, no claim has ever been made by a Governmental Authority in a jurisdiction where any of the Company Parties does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the Assets of the Company Parties that arose in connection with any failure (or alleged failure) to pay any Tax.

         (b) Except as set forth in Section 4.13(b) of the Disclosure Schedule, each Company Party has withheld and paid to the proper Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

         (c) Except as set forth in Section 4.13(c) of the Disclosure Schedule, there is no dispute or claim concerning any Tax Liability of any of the Company Parties either claimed or raised by any Governmental Authority since January 1, 1998 or with any agent of any Governmental Authority. Section 4.13(c) of the Disclosure Schedule also lists all Tax Returns that currently are the subject of Tax dispute or claim related to Tax Liability.

         (d) None of the Company Parties has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (e) The Company Parties have maintained the books and records required to be maintained pursuant to the laws, rules and regulations of Korean tax law, and comparable laws, rules and regulations of the countries, states, counties, provinces, localities and other political divisions wherein it is required to file Tax Returns and other reports relating to Taxes.

         4.14 Real Property; Environmental Matters.

         (a) Section 4.14(a) of the Disclosure Schedule identifies all real property as to which any Company Party is the fee owner, operator or the lessee under a lease described in Section 4.14(e). All of the land, premises and other improvements comprising such real property are adequate for intended and actual usage, and are without need for material repair, and the operation thereof as conducted during the 12-month period prior to the date hereof and as presently and proposed to be conducted is not in violation of any applicable building code, zoning ordinance or other Law in any material respect. All of the land, premises and other improvements comprising such real property as to which any Company Party is the fee owner are in good operating condition. The Company has secured effective and valid rights to use all the land and spaces through or on which its telecommunications network facilities are installed and such rights are not subject to revocation, termination or modification.

         (b) There are no pending actions or proceedings (including condemnation proceedings) concerning any such current or formerly owned, operated or leased real property that, if adversely determined to any Company Party, can reasonably be expected to have a Material Adverse Effect and, to the Company's Knowledge, no such action or proceeding has been threatened.

         (c) None of the Company Parties has received any written notice from any Governmental Authority requiring the correction of any condition with respect to any property by reason of a violation or alleged violation of any applicable Law or regulation which could reasonably be expected to have a Material Adverse Effect, other than notices with respect to violations or alleged violations that have been cured.

         (d) The Company has made available to the Investors complete copies of any third party reports that are in the Company's possession or control, have been prepared within the last five (5) years, and relate to the physical or environmental condition of any of the real property currently or formerly owned, operated, leased or occupied by any Company Party (the "Environmental Studies").

(e) Section 4.14(e) of the Disclosure Schedule contains a list of all leases or other Contracts or arrangements pursuant to which real property is leased to or otherwise occupied or used by any Company Party requiring payments in excess of Won 500 million (or its equivalent in any other currency) per year. With respect to each such Contract:

                    (i) if written, the Company has provided each Investor with true, correct and complete copy thereof, as currently in effect and as amended or modified or agreed to be amended or modified;

                    (ii) except as set forth in Section 4.14(e)(ii) of the
               Disclosure Schedule, such Contract is in full force and effect and is legal, valid, binding and enforceable against the parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by principles of equity relating to enforceability and each Company Party has taken all commercially reasonable steps to secure any refund claims it may have against any security deposits provided by it in connection with such Contract; and

                    (iii) no Company Party is in default in its obligations to pay rent under such Contract and no Company Party or any other party thereto is in default in any of its other material obligations thereunder.

         (f) No Company Party has received any outstanding written notice or request for information from any Governmental Authority regarding any release or threatened release of any Hazardous Materials or any actual or alleged material violation of Environmental, Health, and Safety Laws relating to such property or its occupancy, operation or use by any Company Party and arising under Environmental, Health, and Safety Laws.

         (g) Except as described in the Environmental Studies, each of the Company Parties has complied and is in compliance, with all Environmental, Health, and Safety Laws and has obtained, has complied, and is currently in compliance with, in each case in all material respects, all Licenses that are required pursuant to Environmental, Health, and Safety Laws for the occupation of its facilities or the operation of its business.

         (h) To the Knowledge of the Company, there are no events, conditions or circumstances, including but not limited to pending changes in any Environmental, Health and Safety Law or License, that are likely to interfere with or otherwise affect the business or operations of any Company Party in the manner now conducted or which would interfere substantially with compliance or continued compliance with any Environmental, Health and Safety Law or License.

         4.15 Intellectual Property.

         (a) Section 4.15(a) of the Disclosure Schedule sets forth a true and complete list of the following Owned Intellectual Property: (i) registered and unregistered Trademarks; (ii) Patents; (iii) registered Copyrights; (iv) all Proprietary Software; and (v) all other Owned Intellectual Property (other than Trade Secrets) that is material to the financial condition, results of operation, business, operations, business strategy, regulatory status or prospects of any of the Company Parties, in each case listing, as applicable, the registration number, the registered owner and the jurisdiction of registration. Section 4.15(a) of the Disclosure Schedule also sets forth a true and complete list of (i) all agreements under which any Company Party uses Licensed Intellectual Property and (ii) all agreements under which any Company Party has licensed to others the right to use any Company Intellectual Property, in each case specifying the parties to the agreements, the Intellectual Property that is licensed, and whether the license is exclusive or non-exclusive. In each case where a patent or registration or application for registration for Intellectual Property listed in Section 4.15(a) of the Disclosure Schedule is held by assignment, the assignment has been duly recorded with the Governmental Authority from which the patent or original registration issued or before which the application for registration is pending.

         (b) Except as set forth in Section 4.15(b) of the Disclosure Schedule, there is no pending or, to the Company's Knowledge, threatened assertion or claim and there has been no such assertion or claim in the last five (5) years asserting that the Company Parties use or exploitation of the Company Intellectual Property or any conduct or operation of the business of the Company Parties, or the provision of goods and services therein, infringes upon, misappropriates, violates or conflicts in any way with the material rights of any Person (including rights in Intellectual Property), and to the Company's Knowledge, there are no grounds to support such an assertion or claim. None of the Company Parties is a party to any action, proceeding or claim that involves a claim of infringement or misappropriation of any Intellectual Property of any Person.

         (c) Except as set forth in Section 4.15(c) of the Disclosure Schedule, no assertion or claim has been instituted or made or is pending (nor has any such assertion or claim been threatened) against the Company Parties (or any of them individually) challenging the validity or enforceability of or contesting any Company Party's rights to or in the Company Intellectual Property or any agreement relating to the Company Intellectual Property, and to the Company's Knowledge, there are no grounds to support any such assertion or claim. To the Knowledge of the Company Parties, no Person is engaging in any unauthorized use, unauthorized disclosure or other activity that infringes or misappropriates the Company Intellectual Property or the rights of the Company Parties. No Company Party (i) is a party to any suit, action, or proceeding which involves a claim of infringement or misappropriation of any Intellectual Property of any third party or (ii) has, since January 1, 1998, brought any action, proceeding or claim against any third party for infringement of, or breach of any license agreement involving, any of the Company Intellectual Property.

         (d) The Company Parties have taken all reasonable and appropriate steps to register all material registrable Company Intellectual Property (other than Copyrights not relating to computer source codes) with the applicable Governmental Authorities in all jurisdictions in which such Company Party does business, and all registrations for Owned Intellectual Property, including for Patents, Trademarks, and Copyrights, are registered in the name of the appropriate Company Party, and are valid and in full force and effect and no actions are required with respect to such registrations (or any applications therefor) in the next six (6) months. The Company Parties have taken all reasonable and appropriate steps to protect their ownership of and rights to their unregistered Copyrights.

         (e) The Company Parties have not given or received any notice of default or any event which with the lapse of time would constitute a default under any material agreement relating to the Company Intellectual Property; to the Knowledge of the Company Parties, neither the Company Parties nor any other Person currently is in default in any material respect with regard to any agreement relating to the Company Intellectual Property, and there exists no condition or event (including the execution, delivery and performance of this Agreement) which, with the giving of notice or the lapse of time or both, would constitute a default by the Company Parties under any such agreement, or would give any Person any right of termination, cancellation or acceleration of any performance under any such agreement or result in the creation or imposition of any Lien, in each case.

         (f) With respect to pending applications of the Owned Intellectual Property, the Company Parties are not aware of any reason that could reasonably be expected to prevent any such application from being granted. The Owned Intellectual Property has not been adjudged invalid or unenforceable, in whole or part, and is valid and enforceable.

         (g) The Company Parties own free and clear of all Liens, hold under license or otherwise possess full, legally enforceable rights to use all the Company Intellectual Property in all of the jurisdictions in which the Company Parties conduct or may conduct a substantial amount of their business or where a substantial amount of the goods and services of their business are or are currently planned to be distributed, free and clear of conditions, adverse claims or other restrictions or any requirements of any past, present or future royalty payments. The Company Intellectual Property constitutes all of the material Intellectual Property used or held for use by the Company Parties in connection with the conduct of their business as currently conducted (and proposed to be conducted) and all material Intellectual Property necessary in the conduct of such business as currently conducted (and proposed to be conducted), and the consummation of the Transactions will not alter or impair any such rights.

         (h) The Licensed Intellectual Property includes valid licenses under all computer software, databases, data, and applications that are owned by third parties and used by any Company Party in connection with its business ("Third Party Software"), and the use by the Company Parties of such Third Party Software complies with such licenses in all material respects. No rights in the Proprietary Software or any Third Party Software have been transferred or licensed to any third party except to the customers of the Company Parties to whom the Company Parties have licensed or sublicensed such Proprietary Software or Third Party Software in the Ordinary Course of Business.

         (i) Each Company Party has taken all reasonable and appropriate steps to maintain and protect the confidentiality of its Trade Secrets and other confidential Company Intellectual Property, and to the Knowledge of the Company Parties there has been no unauthorized use, disclosure or misappropriation of any Trade Secrets or other confidential Intellectual Property by the Company Parties in any material respects. All use by, and disclosure to any Person of Trade Secrets that comprises the Company Intellectual Property has been made on a confidential basis by such Person, and all use by the Company Parties of Trade Secrets owned by another Person is lawful.

         4.16 Licenses; Requirements of Law. Except as set forth in Section 4.16 of the Disclosure Schedule, each of the Company Parties possesses all material authorizations, approvals, consents, licenses, permits, easements, certificates and other rights and permissions necessary to conduct its respective business and to own, lease and operate its respective properties as currently or proposed to be conducted, owned, leased or operated (collectively for all Company Parties, the "Licenses"). All of the Licenses are in full force and effect. The Company is currently and has at all applicable times in the past been in compliance with the terms and conditions of each such License in all material respects and no material capital expenditures will be required to insure the continued compliance by it with such Licenses. The Company has no reason to believe that any of the Licenses will be revoked, canceled, rescinded, or not renewed in the ordinary course and on similar or more favorable material terms, other than any such revocation, cancellation, rescission, or non-renewal of any License which is not individually or in the aggregate with one or more other License(s), material to the business or operations of the Company and its Subsidiaries taken as whole. There is not now pending any material complaint nor, to the Knowledge of the Company, any basis for any such complaint, which might have any of the results referred to in the immediately preceding sentence. Each of the Company Parties is operating in all material respects in accordance with the terms of the Licenses. Each of the Company Parties is, and has conducted its business and affairs, in compliance with all material Requirements of Law.

         4.17 Title to Property. Except as set forth in Section 4.17 of the Disclosure Schedule, each Company Party has good title to all of its properties (including all Intangible Property and real property), free and clear of all material Liens.

         4.18 Insurance. The properties and operations of each Company Party are insured under various policies of general liability and other forms of insurance covering such risks as are customary for companies engaged in the businesses and activities in which such Company Party is engaged, in amounts which are customarily considered adequate in relation to the business and properties of such Company Party, and all premiums to date have been paid in full. No Company Party has been refused any insurance, nor has its coverage been limited, by an insurance carrier to which it has applied for insurance or with which it has carried insurance during the past five (5) years. Except as set forth in Section
4.18 of the Disclosure Schedule, there are no Liens on any insurance policies held by any Company Party.

         4.19 Absence of Certain Interests of Affiliated Persons. Except as set forth in Section 4.19 to the Disclosure Schedule, no shareholder that is a member of a shareholder Group beneficially owning, in the aggregate, five percent (5%) or more of the outstanding shares of the equity securities of any Company Party (on an as-converted basis) or partner, joint venturer, director, officer ("isa-daewoo" level and above) or employee of any Company Party nor any Related Person of any such partner, director or officer (i) owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any Intellectual Property or any other material asset or property which any Company Party owns, possesses or uses in its business as now or proposed to be conducted, or is involved in any business arrangement or relationship with any Company Party which is material to the business and operations of the Company Parties or (ii) is indebted to any Company Party, and no Company Party is indebted or has any other Liability to any such Person, except Liabilities to directors or officers or employees for compensation for services in such capacity or Liabilities of less than Won 1.2 billion in the aggregate and less than Won 60 million in respect of any individual.

         4.20 Contracts. Section 4.20 of the Disclosure Schedule lists the following contracts and other agreements to or by which the Company or any of its Subsidiaries is a party or bound (the "Company Contracts"):

                    (i) Contracts with any shareholder that is a member of a
               shareholder Group beneficially owning, in the aggregate, five percent (5%) or more of its outstanding equity securities (on an as-converted basis), director, officer ("isa-daewoo" level or higher), or consultant or any Related Person of such director, officer or consultant involving payments in excess of Won 500 million (or its equivalent in any other currency) per year, including any Contract with any such Person which is not terminable at will by the Company Party which is a party thereto without any payment of any kind and except for (x) employment contracts with shareholders who are employees of the Company and
               (y) Contracts exclusively between and for the benefit of and enforceable by Company Parties;

                    (ii) Contracts in which the value of such Contracts
               individually exceed, or are reasonably anticipated to exceed, Won 500 million (or its equivalent in any other currency) for the duration of such Contracts;

                    (iii) Contracts made with the suppliers disclosed in Section
               4.31(a) of the Disclosure Schedule;

                    (iv) Contracts outside the Ordinary Course of Business for the future purchase of, or payment for, equipment, inventory, supplies, other goods or products or services having a total value or involving total payments or costs of Won 500 million (or its equivalent in any other currency) or more in any one case or in the aggregate for all Contracts which are related or which are with the same Person or group of affiliated Persons;

                    (v) Contracts outside the Ordinary Course of Business
               continuing over a period of more than six (6) months from the date hereof having a total value or involving total payments or costs of Won 500 million (or its equivalent in any other currency) or more in any one case or in the aggregate for all Contracts which are related or which are with the same Person or a group of affiliated Persons;

                    (vi) leases outside the Ordinary Course of Business under
               which any Company Party is either lessor or lessee of any real property or any material personal property having annual lease payments in excess of Won 500 million (or its equivalent in any other currency);

                    (vii) notes, debentures, bonds or other security or evidence of indebtedness, equipment trust agreements, letter of credit agreements, loan agreements, pledge or security agreements, mortgages or other Contracts in each case pursuant to which any material contingent obligation (or any other Liability) in excess of Won 500 million (or its equivalent in any other currency) of any Company Party to any other Person or of any other Person to any Company Party was incurred or may be incurred in the future or otherwise relating to any such obligation or other Liability;

                    (viii) Contracts (with sufficient specificity regarding the following), limiting or restraining any Company Party from engaging in any business or competing in any manner generally or in any specific geographic area or obligating any Company Party to present any business or other opportunity to any other Person or grant or offer to grant any other Person any participation or other interest in any business or other opportunity;

                    (ix) Contracts (with sufficient specificity regarding the
               following), pursuant to which any Person has a right of first offer, first refusal, a "tag-along" right, a "drag-along" right or any similar right with respect to any proposed disposition by any Company Party of any equity interest in any Company Party or of any property of a Company Party;

                    (x) Contracts with any labor union or other labor
               representative;

                    (xi) bonus, pension, profit-sharing, retirement, stock
               purchase, stock option or other equity based, deferred or incentive compensation, death benefit, disability, severance, termination, retention, change in control, insurance, medical, fringe or other benefit plan, or similar plan, program or Contract in effect with respect to its employees or the employees of others;

                    (xii) any Contract that provides for a "golden parachute",
               "tin parachutes" or similar benefits;

                    (xiii) any material Contract outside the Ordinary Course of
               Business relating to the mortgaging, pledging or other placing of a Lien on any properties of any Company Party; and

                    (xiv) any Contract under which the consequences of a default or termination would have a Material Adverse Effect.

The Company has made available to the Investors a correct and complete copy of each written Contract (as amended to date) listed in Section 4.20 of the Disclosure Schedule. Each Contract required to be identified in such section of the Disclosure Schedule is in full force and effect and, to the Company's Knowledge, is the legal, valid and binding obligation of the parties thereto and enforceable in accordance with its terms. There is no material default under any such Contract by any Company Party (other than Dreamline Corporation), or, with respect to Contracts described in Section 4.20(xiv), to the Company's Knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by any Company Party (other than Dreamline Corporation), or, with respect to Contracts described in Section 4.20(xiv), to the Company's Knowledge, any other party.

         4.21 Litigation. Section 4.21 of the Disclosure Schedule sets forth each Judgment entered against or specifically relating to any Company Party or any of its Assets since December 31, 2001. No Company Party is a party to or otherwise involved in or, to the Company's Knowledge, is threatened to be made a party to or threatened to be involved in any material action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator in which the amount in dispute or potential judgment exceeds Won 500 million.

         4.22 Employees.

         (a) Except as set forth in Section 4.22(a) of the Disclosure Schedule, none of the Company Parties is a party to or bound by any collective bargaining or similar labor agreement, nor has any Company Party experienced any strikes, work stoppages, other material labor disputes, grievances, claims of unfair labor practices, or other collective bargaining disputes since January 1, 2000.

         (b) None of the Company Parties has committed any unfair labor practice within the meaning of any applicable Requirement of Law, except for any such practice that would not be reasonably likely to, individually or in the aggregate, result in a material Liability to any Company Party.

         (c) Attached hereto as Schedule 4.22(c) is a true and complete copy of the collective bargaining agreement dated July 31, 2003 between the Company and its labor union (the "Collective Bargaining Agreement"). The Collective Bargaining Agreement has not been modified or amended in any way.

         (d) The Company Parties have made available copies of any standard Employment Agreement, and have described in reasonable detail (i) any Employment Agreements that provide for terms or conditions of employment or compensation or benefits that are materially different from the form of Employment Agreement and
(ii) any rules of employment generally applicable to employees of the Company Parties.

         (e) Except as set forth in Section 4.22(e) of the Disclosure Schedule, no employee or consultant of the Company Parties is entitled to engagement or continued employment or service for a definite term, or to the benefit of any Contract that imposes materially more onerous requirements on termination than those under applicable Laws.

         (f) Except as set forth in Section 4.22(f) of the Disclosure Schedule, the Company Parties are not parties to any Contract that would prevent them from making, or limit their ability to make, reductions in their work force (other than by application of Law).

         (g) Except as set forth in Section 4.22(g) of the Disclosure Schedule, and except as would not reasonably be likely to, individually or in the aggregate, result in a material Liability to any Company Party, (i) the Company Parties are in compliance with all material Requirements of Law relating to employment, including terms and conditions of employment, termination of employment, industrial relations, labor unions, mandatory severance benefits, social insurance programs, equal employment, employment of veterans and the handicapped, and prohibition of discrimination; (ii) there are no complaints, charges or claims against the Company Parties pending or, to the Knowledge of the Company Parties, threatened to be brought or filed with any Governmental Authority in connection with any such Law; and (iii) there are no contributions due and unpaid in material amounts under any such Law.

         (h) Set forth in Section 4.22(h) of the Disclosure Schedule is a true and complete list of all employees of the Company who since June 30, 1999 have worked for the Company on a temporary basis. The Company does not have any Liabilities arising from or relating to the employment of such temporary employees, including Liabilities related to wages, hours, collective bargaining, civil rights, safety and health and the collection and payments of withholding of Taxes, other than Liabilities in respect of wages (and related Taxes) due to currently employed temporary employees in respect of the current payment period.

         (i) Except as set forth in Section 4.22(i) of the Disclosure Schedule, there is no agreement or arrangement between any Company Party and any Company Party employee or former employee of a Company Party with respect to his/her employment, his/her ceasing to be employed or his/her retirement or separation which is not included in the employment rules of the Company Parties, applicable Law or any other applicable written terms of his/her employment or previous employment.

         (j) Except as set forth in Section 4.22(j) of the Disclosure Schedule, no Company Party has provided, or agreed to provide, a gratuitous payment or benefit to any of the Company Party employees or to his/her dependents other than those provided for in the employment rules of the Company Parties.

         (k) Except as set forth in Section 4.22(k) of the Disclosure Schedule, none of the Company Parties has (i) incurred any Liabilities for breach or unlawful termination of an employment contract with any of its employees or former employees including severance payment, compensation for wrongful termination, and failure to comply with an order for reinstatement or reengagement and back pay, (ii) incurred a Liability for breach or termination of a consultation agreement, or (iii) made or agreed to make a payment or agreed to provided a benefit to any Company Party employee or former employee or any of their dependents in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

         (l) On August 2, 2002, the Company sold all of its equity interest in Hanaro Technology to OTC Tech Co., Ltd., OHC Ltd., and Mr. Hee Uhn Kim. Except as set forth in Section 4.22(l) of the Disclosure Schedule, the Company has no outstanding obligations relating to any former employee of, or any other outstanding Liabilities relating to, Hanaro Technology. The Company has filed official notice with the KOSDAQ and the Financial Supervisory Commission of Korea regarding its disaffiliation with Hanaro Technology.

         4.23 Employee Benefit Matters.

         (a) Except as set forth in Section 4.23(a) of the Disclosure Schedule with respect to Employment Agreements in effect as of the date hereof or as of the Closing Date, the Company Parties have no Employment Agreements that provide for (i) a salary to a person of more than Won 100 million per year or (ii) potential incentives (as estimated by the Company in good faith), benefits or other payments to a person of more than Won 50 million per year or (iii) potential payment to a person of more than Won 100 million upon severance or termination.

         (b) The consummation of the transactions contemplated by this Agreement (alone or together with any other event) will not (i) entitle any Person to any benefit under any Employee Benefit Plan; (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any Person under any Employment Agreement, Employee Benefit Plan or otherwise; (iii) result in any "parachute payment" or excise tax or any other additional Tax or penalty under applicable Law (whether or not such payment is considered to be reasonable compensation for services rendered); or (iv) cause any compensation to fail to be deductible under applicable Law.

         (c) With respect to each of the Employee Benefit Plans, the present value of the accrued benefits under each such Employee Benefit Plan, based upon actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Employee Benefit Plan's actuary with respect to such Employee Benefit Plan, did not, as of its latest valuation date, exceed the then-current value of the assets of such Employee Benefit Plan allocable to such accrued benefits.

         (d) Section 4.23(d) of the Disclosure Schedule lists all Employee Benefit Plans of the Company Parties. The Company Parties have no Liability with respect to, and have timely made all payments due to, and recorded on their books all amounts properly accrued in respect of, all Employee Benefit Plans and terminated employee benefit plans.

         (e) The Company has delivered to the Investors with respect to each Employee Benefit Plan for which the following exists:

                    (i) a copy of the most recent periodic governmental filing;

                    (ii) in respect of each Employee Benefit Plan for which
               financial statements and/or actuarial reports are required to be or are otherwise prepared, the most recent copy of such financial statements or actuarial reports;

                    (iii) a copy of the summary plan description or similar
               description of each Employee Benefit Plan, all material employee communications relating to such Employee Benefit Plan, and, unless the Employee Benefit Plan is embodied entirely in an insurance policy to which any Company Party is a party, a true and complete copy of such Employee Benefit Plan; and

                    (iv) if the Employee Benefit Plan is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement.

                    (f) Except as set forth in Section 4.23(f) of the Disclosure
               Schedule, the Employee Benefit Plans conform to and are administered in accordance with their terms and all applicable Laws, and there are no proceedings pending with respect to the Employee Benefit Plans, except for any failure or proceeding that would not be reasonably likely to, individually or in aggregate, result in a material Liability to any Company Party.

                    (g) The Company Parties do not provide, and have not agreed to provide, any employee benefits or other payments other than as provided under the Employee Benefit Plans or Employment Agreements, and there are no obligations or commitments in force that would bind the Company Parties to grant any incentive compensation or pay for pension, early retirement or other benefits relating to retirement or otherwise to current or former employees or executives in excess of those provided under the Employment Agreements and Employee Benefit Plans.

                    (h) The Company Parties have paid all interim severance
               payments applicable to any of their employees pursuant to the relevant Company Party's rules of employment and any applicable Law.

                    (i) Since June 30, 1997, no Company Party or any entity
               which is considered one employer with any Company Party under
               Section 4001 of the U.S. Employment Retirement Income Security Act of 1974, as amended, or Section 414 of the U.S. Internal Revenue Code has maintained or contributed to, or has been required to contribute to, any benefit plan subject to Title IV or Section 302 of the U.S. Employment Retirement Income Security Act of 1974, as amended.

         4.24 Guaranties; Related Person Liabilities. (a) Except as set forth in
Section 4.24(a) of the Disclosure Schedule, none of the Company Parties is a guarantor or co-borrower in respect of any Liability or obligation or is otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

         (b) As of the Closing Date there will be no Liability or obligation owed by any Company Party to any Related Person of any Company Party (other than obligations owed by one Company Party to another). Except as set forth in
Section 4.24(b) of the Disclosure Schedule, any such Liability, or obligation that has not been satisfied between the date of this Agreement and the Closing Date shall have been terminated, cancelled or otherwise extinguished or released in full without any further payment obligation by or on behalf of any Company Party or recourse, direct or indirect, to any Assets of any Company Party.

         (c) Section 4.24(c) of the Disclosure Schedule sets forth a list of all Liabilities owed to any Company Party by any other Company Party that, individually or in the aggregate, exceed Won 1 billion.

         4.25 Availability of Documents. The Company has made available to each Investor copies of all documents, including all Contracts, insurance polices, plans, and Licenses listed in the Disclosure Schedule or otherwise referred to herein. Such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

         4.26 Restrictions. None of the Company Parties is currently a party to or bound by any Contract or subject to any restriction of any nature under any Requirements of Law, which materially adversely affects or materially restricts or, so far as the Company can now reasonably foresee, may in the future have a Material Adverse Effect or materially restrict, the business, operations, properties, results of operations, regulatory status or financial condition of such Company Party.

         4.27 Dividends; Stock Repurchases, Etc. Other than pursuant to the Transaction Documents, or as restricted or limited by applicable Law, there are no contractual or other restrictions or limitations on the ability of the Company Parties to pay any dividends or make any other distributions on, or to purchase, redeem or otherwise acquire any of its securities.

         4.28 Key Employees. None of the officers or Key Employees of any Company Party, to the Company's Knowledge, presently intends to terminate his or her employment with such Company Party.

         4.29 Officer Terms. Section 4.29 of the Disclosure Schedule sets forth a list of all the officers of the Company as of the date of this Agreement and their respective term expiration dates.

         4.30 Board of Directors. (a) Section 4.30(a) of the Disclosure Schedule sets forth a list of all the directors of the Company as of the date of this Agreement, the date on which each director's term commenced and the date on which each director's term will expire.

         (b) Except as set forth in Section 4.30(b) of the Disclosure Schedule, there are no committees of the Board of Directors.

         4.31 Suppliers.

         (a) Suppliers. Section 4.31(a) of the Disclosure Schedule sets forth the 25 largest suppliers of the Company in terms of payments made (including payments made under licenses of Intellectual Property) showing the approximate payments made to each supplier as set forth on the Company's ledger dated December 31, 2002. None of such suppliers has notified in writing any Company Party that it intends to terminate or change significantly its sale or licensing of products or services purchased or licensed by such party or any of the material terms thereof. To the Knowledge of the Company Parties, none of such suppliers is insolvent. None of the Contracts with such suppliers is terminable at will by the supplier or may be terminated or modified unilaterally upon a "Change of Control" (or similar concept as such term (or concept) is defined in such Contract) or similar occurrence. No Company Party has granted or agreed to grant any unusual credit, trade-in, free return, discount or other unusual sales terms in the acquisition of its inventory. The Company Parties have taken all necessary action to protect their rights under applicable warranties. There are no material claims pending or, to the Knowledge of the Company, threatened by any Company Party against any of their suppliers or by any such supplier against any Company Party.

         (b) Active Subscribers. As of June 30, 2003, the Company had approximately 3,689,160 Active Subscribers, 1,104,558 for its ADSL broadband services, 106,189 for its VDSL broadband services, 1,472,761 for its cable modem broadband services, 31,057 for its LMDS broadband services, 201 for its wireless LAN services, 967,427 for its telephone services and 6,967 for its leased line services.

         4.32 Regulatory Payments. (a) Except as set forth in Section 4.32(a) of the Disclosure Schedule, the Company has complied with the Telecommunications Business Law of Korea and the conditions of its network service provider and specific service provider licenses in all respects, including the making of any required contributions to the Informatization Promotion Fund as determined by the Ministry of Information and Communications.

         (b) Except as set forth in Section 4.32(b) of the Disclosure Schedule, the Company has compensated any other network service provider that it is required to compensate under the Standards for USO Compensation Payment Calculation Method of the Telecommunication Business Law of Korea.

         4.33 Disclosure. No representations or warranties made by the Company in this Agreement, including the Schedules and Exhibits hereto, and no statement contained in any document (including, without limitation, the Financial Statements, certificates or other writing) furnished or to be furnished by the Company to any Investor or any of its Affiliates or Representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby contains or will contain any untrue statement of material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein, taken as a whole, not misleading in any material respect.

         4.34 Business Plan. Attached hereto as Schedule 4.34 is a true and complete copy of the Company's business plan for the fiscal year 2003 reported to the Board of Directors on May 9, 2003 (the "2003 Business Plan"). All projections and other forward looking statements contained therein were prepared in good faith based on reasonable assumptions. The 2003 Business Plan has not been modified or amended in any way, and no modification or amendment has been proposed to the Board of Directors, or in the reasonable judgment of the Company, should be proposed to the Board of Directors or otherwise made.

         4.35 M-Commerce. No Company Party has guaranteed any obligations of, or is otherwise liable for, any Liability of M-Commerce Co., Ltd., and no Company Party has any ongoing contractual or legal relationship with M-Commerce Co., Ltd., other than the legal relationship arising solely as a result of ownership of the common shares of M-Commerce.

         4.36 Thrunet Investment. (a) Each of the Thrunet Transaction Documents has been terminated and the Company has no outstanding obligations or Liabilities in respect thereof.

         (b) The Company exercised its Put Right (as defined in the Thrunet Share Purchase Agreement) on January 15, 2003, and the First Closing (as defined in the Thrunet Share Purchase Agreement) has been fully unwound to place the Company in the same position in which it existed immediately prior to the First Closing. Such unwinding of the First Closing is not and shall not become subject to challenge in any proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, bankruptcy, dissolution or similar Law or Insolvency Statute of any jurisdiction relating to Thrunet.

         (c) Any Hanaro-Thrunet Convertible Bonds issued by the Company in connection with the Thrunet Transaction have been canceled and the Company has no continuing Liabilities with respect thereof.

         4.37 Dreamline. Except as set forth in Section 4.37 of the Disclosure Schedule, all transactions between Dreamline Corporation and any other Company Party have been made on an arm's length and fair basis. No Insolvency Event or potential Insolvency Event with respect to Dreamline Corporation has or will give rise to any Losses, Liabilities or other obligations of any Company Party, other than (i) a diminution in the value of the Dreamline Corporation shares owned by the Company, including, without limitation, diminution in value due to stock cancellation, capital reduction or share transfer and (ii) Losses not exceeding Won 2,500 million arising from the failure to realize accounts receivable payable by Dreamline Corporation to the Company.

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF EACH INVESTOR

         Each Investor, severally and not jointly, represents and warrants to and covenants and agrees with the Company as follows as of the date hereof and, after giving effect to all of the Transactions to be consummated on the Closing Date, as of the Closing Date, with the same force and effect as if made at and as of such time:

         5.1 Organization. It is an Entity duly organized, validly existing and in good standing under the Laws of the jurisdiction under which it was incorporated, chartered, formed or otherwise organized.

         5.2 Power. It has all requisite power to execute and deliver this Agreement.

         5.3 Execution and Delivery; Authorization. This Agreement has been, and upon execution by it the other Transaction Documents will be, duly and validly executed and delivered by it. The execution and delivery by it of this Agreement has been duly and validly authorized by all necessary corporate action on its part. Each of the Transaction Documents, when executed and delivered, will constitute a legal, valid and binding obligation of it, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws affecting creditor rights generally and to general principles of equity.

                                   ARTICLE VI
                                   GOVERNANCE

         6.1 Board Vacancies. Vacancies on the Board of Directors occurring after the election of the Investors' Nominees (other than vacancies occurring because of the death, resignation, incapacity or other removal of any of the Investors' Nominees) but prior to the Closing Date shall not be filled prior to the Closing Date. Any vacancy that exists prior to the Closing Date on the Board of Directors created as a result of the death, resignation, incapacity or other removal of the Investors' Nominees shall be filled by a person designated by the Investors at an extraordinary general meeting of the shareholders of the Company to be held as soon as possible after such death, resignation, incapacity or other removal.

         6.2 Representative Director. (a) Sole Representative Director. No later than the Closing Date, the CEO shall be the sole Representative Director of the Company.

         (b) Replacement Representative Director. At the Third Board Meeting, the Board of Directors shall pass a resolution appointing an Investors' Nominee designated by the Investors as the replacement Representative Director in accordance with paragraph 31(2) of the Amended and Restated Articles of Incorporation. Such resolution shall remain in full force and effect through the Closing Date and shall not be modified, revoked, derogated from or superseded in any way without the prior written consent of the Investors.

         6.3 Chief Financial Officer. No later than the Third Board Meeting, the CEO shall duly appoint the Investors' designee as the chief financial officer of the Company, effective as of the Closing Date. The Investors' designee shall be a person of appropriate competence. The chief financial officer shall have the authority and responsibility for all financial matters related to the Company, but shall not be a member of the Board of Directors.

         6.4 Outside Directors Nominating Committee. At the Third Board Meeting, the Outside Director Candidate Nominating Committee Rules shall be approved and three (3) new members of the Outside Director Nominating Committee together with their alternates shall be appointed, each to a three (3) year term, and two (2) of such members together with their alternates shall be Investors' Nominees designated by the Investors. Such appointments shall become effective as of the Closing Date. The Amended and Restated Articles of Incorporation shall limit to three (3) the number of members on the Outside Director Nominating Committee.

         6.5 Director and Officer Indemnification. The Company will provide to each Investors' Nominee upon his election to the Board of Directors, indemnification and directors' insurance having terms and provisions reasonably satisfactory to the Investors (including coverage for matters arising in whole or in part out of any matter existing or occurring while such Investors' Nominee was a director, even though such Investors' Nominee may no longer be a director at the time any claim for indemnification or coverage under insurance is made).

         6.6 Continuing Veto Rights. The Company shall not, and shall cause its Subsidiaries not to, take any of the actions specified in Section 7.1(a)(iii) without the consent of the Investors at any time when the Investors together with their Affiliates hold an aggregate of fifteen percent (15%) or more of the outstanding Common Stock.

         6.7 Rights to Information. (a) After the Closing, the Company shall provide to all directors nominated by the Investors all corporate, financial, tax, accounting and other information provided to any other director and shall give such directors nominated by the Investors complete access to examine all such information on the same basis as any other director. Any such information that (i) would be required to be provided to a member of the Board of Directors,
(ii) is outside the Ordinary Course of Business, or (iii) relates to any matter involving in excess of Won one billion shall be provided in the English language.

         (b) While any Investor holds any Investment Shares, it shall have the right to receive any and all information related to the financial condition, business, prospects, results of operations and other information generally provided to holders of Common Stock or Rights of the Company.

         6.8 Management Rights Agreements. The Company shall enter into a Management Rights Agreement with each VCOC Investor.

                                   ARTICLE VII
                                    COVENANTS

         7.1 Conduct of Business. (a) From the date hereof until the Closing Date the Company shall conduct its business and shall cause its Subsidiaries to conduct their respective businesses in, and only in, the Ordinary Course of Business and shall use, and shall cause its Subsidiaries to use, their best efforts to preserve intact their respective present business organizations, operations, goodwill and relationships with third parties (including, without limitation, customers and suppliers) and (subject to Section 3.1 and Article VI) to keep available the services of the present directors, officers and Key Employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, without the prior written consent of the Investors' Representatives (which consent shall not be unreasonably withheld), except as expressly permitted or required by this Agreement:

                    (i) the Company shall not, and shall cause each of its
               Subsidiaries not to take any of the actions or enter into any of the agreements, commitments or transactions described in Section
               4.10 (b), (c), (d), (k), (l) and (n) hereof (provided, that for purposes of this Section 7.1(a)(i) only, the threshold in Section 4.10(b) shall be deemed to be Won 1 billion);

                    (ii) the Company shall not, and shall cause each of its
               Subsidiaries not to, take any action that it knows or has reason to believe would cause a representation or warranty of the Company set forth herein to be untrue in any material respect if made at such time, or a condition to fail to be satisfied as of the Closing Date;

                    (iii) except as may be otherwise expressly permitted or
               required by this Agreement, the Company shall not, and shall cause each of its Subsidiaries not to, take any of the following actions without the express prior written consent of the
               Investors:

                    (A) adopt any annual business plan or any material
               amendments thereto, or permit significant deviations therefrom;

                    (B) take any action or enter into any transactions that
               could reasonably be expected to result in a material change in the scope, nature and/or activities of the Company's business;

                    (C) enter into any binding or non-binding commitment in
               respect of, or take any other action in furtherance of, any actual or proposed acquisition, merger, investment (including capital expenditures), divestiture or disposition of Assets or other Business Combination of any kind, in which the fair value of the assets being transferred, or the total consideration (in the form of cash or property and including any contingent consideration and any Indebtedness or other obligations assumed) to be paid to or by any Company Party in one transaction or a series of related transactions exceeds the lesser of (i) Won 50 billion (or the equivalent in any other currency) and (ii) five percent (5%) of the net worth of the Company as set forth in the last consolidated balance sheet of the Company filed with the SEC;

                    (D) modify, amend, change or grant any waiver under any
               Company Party's Charter Documents or authorize any such modification, amendment, change or waiver, provided, that any such action (x) undertaken exclusively by the shareholders of the Company or (y) required to be undertaken as a result of a shareholder resolution not proposed by the Company or the Board of Directors, shall not be deemed to violate this Section 7.1(a)(iii)(D);

                    (E) take any action that would result in any material
               changes to any Contract between any Company Party, on the one hand, and any of its or their major shareholders, on the other, or enter into any such Contract;

                    (F) enter into any Contract or transaction or series of
               related transactions with or involving any Related Persons of any Company Party, (x) that is not entered into in the Ordinary Course of Business or in which the total consideration payable thereunder, or fair market value of goods or services provided thereunder, is in excess of (a) Won 100 million with respect to the Contracts or transactions with or involving a natural Person,
               (b) Won 1,000 million with respect to Contracts or transactions with or involving an Entity other than Onse Telecom, Dacom Corporation, LG Electronics Inc., LG Telecom Co., Ltd., Samsung Electronics Co., Ltd., and SK Telecom, or (c) Won 5,000 million (or in excess of Won 10,000 million in any calendar year) with respect to Onse Telecom, Dacom Corporation, LG Electronics Inc., LG Telecom Co., Ltd., Samsung Electronics Co., Ltd., and SK Telecom; or (y) that is not for fair market value;

                    (G) take any action that (x) would result in any material
               increase or decrease of compensation payable or to become payable by the Company (or any other Company Party) to any of its officers or directors except for increases required under the terms of employment agreements as in effect on January 1, 2003, or (y) would result in the granting, making or accrual of any bonus, incentive compensation, service award or other like benefit, contingently or otherwise, to or for the credit of any of its officers or directors, or (z) would result in the payment or granting of any right to receive any severance or termination pay to any officer or director;

                    (H) issue, guarantee, reschedule, rearrange or restructure any note, bond, or other debt security or Redeemable Equity or otherwise create, incur, assume, guarantee, reschedule, rearrange or restructure any Indebtedness involving more than Won 100 million (or its equivalent in any other currency) other than (x) indebtedness for money borrowed by a wholly-owned Subsidiary from the Company, in each case incurred in the Ordinary Course of Business, (y) promissory notes issued in the Ordinary Course of Business of up to Won 30 billion per month, not to exceed Won 70 billion in the aggregate between the date hereof and the Closing Date and (z) the restructuring of Indebtedness of Dreamline Corporation;

                    (I) propose, declare, set aside, or pay any dividends or
               make any other distributions or make any changes in the dividend policy of the Company with respect to its (or their) capital stock (whether in cash, securities, property or otherwise), or redeem, purchase or otherwise acquire any of the Company's capital stock, or grant any Rights to purchase or obtain (including upon conversion, exchange, or exercise) any of the capital stock of any Company Party, provided, that any such action (x) undertaken exclusively by the shareholders of the Company or (y) required to be undertaken as a result of a shareholder resolution not proposed by the Company or the Board of Directors, shall not be deemed to violate this Section 7.1(a)(iii)(I);

                    (J) take any action that would result in the issuance of any equity securities or Rights of any Company Party, except for the issuance of Common Stock pursuant to agreements or instruments outstanding as of the date hereof that require the issuance of such shares, as set forth in Section 4.3(b) of the Disclosure Schedule; and

                    (K) make any decision or take any action similar to those
               listed above in this Section 7.1(a)(iii).

                    (iv) the Company shall not remove or support the removal of
               (i) the CEO, or (ii) the chief financial officer designated by the Investors and appointed by the CEO in satisfaction of the condition set forth in Section 3.1(s); and

                    (v) the Company shall not, and shall cause each of its
               Subsidiaries not to, commit or agree to do any of the foregoing.

         7.2 Shareholders' and Board of Directors' Meetings. (a) The Company shall use its best efforts to duly convene the Extraordinary General Shareholders' Meeting for the purpose of approving the Amended and Restated Articles of Incorporation, electing the Investors' Nominees to the Board of Directors and approving the Share Issuance on or before October 21, 2003.

         (b) The agenda for the Extraordinary General Shareholders' Meeting is set forth in Exhibit I hereto. Such agenda shall include no additional items without the consent of the Investors.

         (c) No extraordinary general meetings of the shareholders of the Company shall be held other than the Extraordinary General Shareholders' Meeting prior to the Extraordinary General Shareholders' Meeting and no extraordinary general meetings of the shareholders of the Company held following the Extraordinary General Shareholders' Meeting shall have a record date prior to the Closing Date.

         (d) The agendas for the First Board Meeting, Second Board Meeting and the Third Board Meeting are set forth in Exhibit J, Exhibit K and Exhibit L, respectively, hereto. Each agenda shall include no additional items without the consent of the Investors.

         7.3 Regulatory Payments. (a) The Company shall comply with all its obligations under the conditions of its network service provider and specific service provider licenses (unless otherwise waived in writing by the Ministry of Information and Communications) and the Telecommunications Business Law of Korea, including the making of any required contributions to the Informatization and Promotion Fund.

         (b) The Company shall compensate any other network service provider that it is required to compensate under the Standards for USO Compensation Payment Calculation Method of the Telecommunications Business Law of Korea.

         7.4 Due Diligence. The Investors agree to use their best efforts to complete, as promptly as practicable, their due diligence investigation regarding the Company Parties. The Investors' shall provide written notice to the Company, no less than fifteen (15) days prior to the Extraordinary General Shareholders' Meeting, specifying any areas of their due diligence investigation that at such time remain incomplete or that prior to such time have yielded results unsatisfactory to them.

         7.5 Reasonable Best Efforts. Each of the parties hereto agrees to use its reasonable best efforts promptly to take or cause to be taken all actions and promptly to do or cause to be done all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement in accordance with the terms of the Agreement. Without limiting the foregoing, each Investor and the Company will use its reasonable best efforts to make all filings with respect to, and to obtain, all Regulatory Approvals necessary or, in the opinion of such Investor, advisable, in order to permit the consummation of the Transactions.

         7.6 Access; Delivery of Financial Statements; Company Reports; Shareholder Registry. (a) Prior to the Closing, the Company Parties shall grant to each Investor and its Representatives, or cause to be granted to such Investor and its Representatives, full access to (i) the management of the Company Parties in connection with the Investors' due diligence investigation and otherwise in connection with the Transactions, and (ii) the Company Parties and their respective Representatives, and to the properties, records, financial and operating data of each Company Party and all other documents, information and persons concerning the business and operations of the Company Parties as such Investor or its Representatives may request in connection with the Transactions.

         (b) The Company shall promptly prepare and deliver to the Investors the Unaudited Financial Statements with respect to each period ended after the date hereof. The Unaudited Financial Statements in respect of any semi-annual or quarterly period shall be delivered to the Investors within forty-five (45) days after the end of such period. The Unaudited Financial Statements in respect of any monthly period shall be delivered to the Investors within twenty (20) days after the end of each such period.

         (c) Concurrently with the delivery or filing of any Company Reports to or with the SEC or the FSS on or after the date hereof, the Company shall deliver such Company Report to the Investors.

         (d) The shareholder registry and share certificate issuance ledger of the Company and each of its Subsidiaries in respect of the Extraordinary General Shareholders' Meeting shall be made available to the Investors promptly after preparation thereof.

         7.7 Publicity. Except as required by Law or by obligations pursuant to any listing agreement with or requirement of any national securities exchange or national quotation system on which the Common Stock is listed, admitted to trading or quoted, none of the Company (or any of its Affiliates) or any Investor (or any of its Affiliates) shall, without the prior written consent of each other party hereto, which consent shall not be unreasonably withheld or delayed, make any public announcement or issue any press release with respect to the transactions contemplated by this Agreement. Prior to making any public disclosure required by applicable Law or pursuant to any listing agreement with or requirement of any relevant national exchange or national quotation system, the disclosing party shall consult with the other parties hereto, to the extent feasible, as to the content and timing of such public announcement or press release.

         7.8 Exclusivity. (a) Each Company Party shall immediately cease and terminate, and cause its Representatives to cease and terminate, any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by any Company Party with respect to any proposed, potential or contemplated Company Transaction.

         (b) From the date hereof until the earliest of (i) the Closing Date,
(ii) one month after the termination of this Agreement, and (iii) the date after the termination of this Agreement on which the Investors have unilaterally and permanently ceased to make good faith efforts to negotiate a potential transaction with the Company (the "Exclusivity Period"), the Company shall not permit any of its Subsidiaries or Affiliates or any of its or their Representatives to, directly or indirectly, (A) solicit or initiate, or encourage the submission of, any offer with respect to, (B) participate in any discussions or negotiations regarding, (C) furnish to any Person any information, other than information made publicly available by the Company, with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal with respect to, or (D) authorize, engage in, or enter into any agreement or understanding with respect to, any Company Transaction; provided, however, that the Exclusivity Period shall be deemed to end upon the earlier of (i) the Closing Date and (ii) the termination of this Agreement, in respect of any Company Transaction that, regardless of the structure of such Company Transaction, does not in any way directly or indirectly involve or include an offer, sale, exchange (including exchanges effected by operation of law) or other placement of any equity securities or Rights of any Company Party (other than a placement of such securities or Rights with the public for the purpose of obtaining equity financing or a placement of any equity securities or Rights of a Subsidiary solely with the Company). The Company will promptly notify each Investor of any proposal regarding a Company Transaction (which notice shall identify the Person making the proposal and set forth the material terms thereof) that the Company, any of its Subsidiaries or Affiliates or any of its or their Representatives may receive during the Exclusivity Period.

         7.9 Disclosure Schedule Update. After the date hereof, as soon as reasonably practicable but not later than fourteen (14) days prior to the Closing Date, the Company may update (but not correct or supplement with information existing prior to the date hereof) sections of the Disclosure Schedule (other than Sections 4.1, 4.2, 4.3, 4.4, 4.6, 4.12, 4.26, 4.27, 4.29,
4.30, 4.33 and 4.36) by delivering such updated information to the Investors, in writing, expressly stating the sections of the Disclosure Schedule that are to be so updated; provided, that any such updates of the Disclosure Schedule shall require the express written consent of the Investors to be effective, which consent shall be given or withheld at the Investors' sole discretion. If the Investors give such consent, such updated Disclosure Schedule shall supersede any previous Disclosure Schedule as of the date of such consent. This shall be the exclusive means to update the Disclosure Schedule and no other modifications thereof shall be permitted.

         7.10 Notifications. At all times prior to the Closing Date, the Company shall promptly notify the Investors in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event, which will or could reasonably be expected to, result in the failure to satisfy the conditions to be complied with or satisfied by it hereunder, provided, however, that the delivery of any notice pursuant to this Section 7.10 shall not limit or otherwise affect the remedies available hereunder to any party receiving such notice.

         7.11 Financing and Refinancing. The Company, together with the Investors, shall exert its reasonable best efforts to arrange for new financing or refinancing of existing Indebtedness for a target amount of US$600 million on the terms and conditions (including final amount and terms related to use of proceeds) mutually acceptable to the Investors and the Company.

         7.12 Maintenance of Existing Service Contracts. The Company shall not, and shall cause its Subsidiaries not to cancel, terminate or modify any Contracts pursuant to which any Company Party provides goods or services to the Company or any Subsidiary of the Company on terms at least as favorable to the Company Parties as those the Company Parties could have obtained negotiating on an arm's length basis. The Company shall not, and shall cause its Subsidiaries not to, cancel, terminate or modify any Contracts pursuant to which any of its Subsidiaries (other than the Company Parties) provides goods or services to any Company Party on terms at least favorable to the Company Parties as those the Company Parties could have obtained negotiating on an arm's length basis.

         7.13 Use of Proceeds. The proceeds of the sale of the Investment Shares pursuant to Section 2.1 shall be used by the Company to pay down certain Indebtedness and to fund working capital and capital expenditures in the manner agreed by the parties.

         7.14 Employees. The Investors acknowledge and agree that the current employees of the Company constitute an important asset of the Company. Therefore, the Company shall not dismiss any of its current employees, except for a just cause as expressly provided in the Labor Standards Act of Korea.

         7.15 Nominees. The Investors shall provide a list of nominees to be elected to the Board of Directors on or prior to the seventh day before the date of the Second Board Meeting; provided, that such meeting shall not be held before September 26, 2003.

         7.16 Outside Director Candidate Nominating Committee Rules. From the date hereof, until the Closing Date there shall be no modification or amendment of any kind to the Outside Director Candidate Nominating Committee Rules, and no modification or amendment shall be proposed by the Board of Directors.

                                  ARTICLE VIII
                                 INDEMNIFICATION

         8.1 Survival of Representations and Warranties; Qualifications. (a) All of the representations and warranties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect until two (2) years after the Closing Date; provided, that the representations and warranties contained in Sections 4.2, 4.3, 4.4 and 4.11 shall survive and remain in full force and effect until four (4) years after the date hereof; provided, further, that Section 4.13 shall survive and remain in full force and effect until six
(6) years after the date hereof (subject to any applicable statute of limitations).

         (b) No knowledge of any Investor relating to any Company Party or any of the Assets thereof (actual, constructive or imputed) shall prevent or limit a claim made by any Investor for breach of the Company's representations and warranties (subject to the express qualifications of any such representation or warranty set forth in the corresponding section of the Disclosure Schedule); and unless set forth in the corresponding section of the Disclosure Schedule, which schedule expressly modifies the relevant representation or warranty, the Company may not invoke an Investor's knowledge (actual, constructive or imputed) of a fact or circumstance that might make a statement untrue, inaccurate, incomplete or misleading as a defense to a claim for breach of the Company's representations and warranties.

         8.2 Indemnification Provisions for Benefit of the Investors. (a) The Company agrees to defend, indemnify and hold harmless each Investor, each of the Investor Parent Companies, each of its and their respective Affiliates, and each of the respective Representatives and successors and assigns of such Persons (collectively, the "Indemnified Parties") from and against any and all Losses of any kind or nature (including fees and disbursements of counsel and other costs incurred in connection with any action, suit or proceeding initiated by any Indemnified Party in connection with the assertion, exercise or enforcement of such Indemnified Party's rights, benefits and privileges under any Transaction Document), in any manner resulting from, arising out of, based upon or related or attributable to:

                    (i) any breach or inaccuracy of any representation or
               warranty made herein or in any Transaction Document;

                    (ii) any breach or failure to perform any covenant,
               agreement or obligation of any Company Party (or a Representative of a Company Party in any capacity) contained in any Transaction Document;

                    (iii) any trademark or service mark infringement claims
               against the Company, including in respect of the use by the Company of "Hanaro", "Hanaro Tongshin", "Hananet", "Hanamang" and related marks;

                    (iv) any breach by the Company of its obligations under the conditions of its network service provider or specific service provider licenses or the Telecommunications Business Law of Korea, as applicable;

                    (v) any claim of infringement against any Company Party of the Intellectual Property rights of any third party, including, without limitation, in respect of the Company's VOIP service, VRING service, the wiring method for the Company's e-Valley service or the use by any Company Party of flash e-cards; and

                    (vi) Hanaro's use of the electricity poles of KEPCO and the communication poles of Korea Telecom without either KEPCO's or Korea Telecom's consent;

provided, that (x) the aggregate amount of the Company's liability for indemnification to the Indemnified Parties shall be limited to an amount equal to fifty percent (50%) of the Total Consideration and (y) no claim may be made against the Company for any indemnification hereunder unless the aggregate amount of all claims exceeds two percent (2%) of the Total Consideration or its equivalent in any other currency (the "Basket"); provided, further, that in aggregating any indemnification claims for purposes of the Basket, claims made pursuant to Section 8.2(a)(i) shall be calculated disregarding any materiality qualification or minimum threshold amount set forth in any representation or warranty that has been breached or found to be inaccurate. In the event the claims made exceed the Basket, the Company shall be responsible for the entire indemnified amount from the first U.S. dollar of claims in excess of Won 3 billion. Each Indemnified Party shall be reimbursed for all Losses claimed hereunder promptly after an arbitral award is rendered pursuant to Section 8.2; provided, that each Indemnified Party shall be reimbursed for all Losses claimed hereunder in respect of any Third Party Claim promptly after such claim for Losses is made; provided, further, that, if reimbursement is not made within 15 Business Days after any such award is rendered, or claim made, as the case may be, amounts owed shall accrue interest at the then applicable yield for three-year corporate borrowings by Korean companies rated AA by Korean rating agencies for any Won denominated Losses and eight percent (8%) for any U.S. dollar denominated Losses; provided, further, that with respect to reimbursement for Losses in respect of any Third Party Claims, if a final and non-appealable arbitral award is rendered that such Indemnified Party is not entitled to be indemnified for any Losses claimed hereunder, such Indemnified Party shall repay to the Company the amount of Losses for which the Company shall have reimbursed such Indemnified Party.

         (b) Each Investor severally agrees to defend, indemnify and hold harmless the Company, each of its Subsidiaries, and each of its and their respective Representatives and successors and assigns of such Persons (collectively, the "Company Indemnified Parties") from and against any and all Losses of any kind or nature (including fees and disbursements of counsel and other costs incurred in connection with any action, suit or proceeding initiated by any Company Indemnified Party in connection with the assertion, exercise or enforcement of such Company Indemnified Party's rights, benefits and privileges under any Transaction Document), in any manner resulting from, arising out of, based upon or related or attributable to: any breach or inaccuracy of any representation or warranty contained in Article V; provided, that (x) the aggregate amount of such Investor's liability for indemnification to the Company Indemnified Parties shall be limited to an amount equal to fifty percent (50%) of each such Investor's aggregate investment amount as set forth in Schedule I and (y) no claim may be made against any Investor for any indemnification hereunder unless the aggregate amount of such claim against such Investor exceeds the Basket. In the event the claims made exceed the Basket, such Investor shall be responsible for the entire indemnified amount from the first U.S. dollar. Each Company Indemnified Party shall be reimbursed for all Losses claimed hereunder promptly after an arbitral award is rendered pursuant to
Section 8.2; provided, that, if reimbursement is not made within 15 Business Days after any such award is rendered, amounts owed shall accrue interest at the then applicable yield for three-year corporate borrowings by Korean companies rated AA by Korean rating agencies for any Won denominated Losses and eight percent (8%) for any U.S. dollar denominated Losses.

         (c) Limitations on Remedies; No Duplicative Remedies. In no event shall a party be liable for any indirect, special, punitive or consequential damages, except to the extent that such Losses arise out of such party's willful misconduct. The parties agree that any recovery in respect of express remedies set forth herein, or remedies available at law, in equity or otherwise, shall be non-duplicative, provided, however, that all such remedies shall be non-exclusive and may be exercised simultaneously.

         8.3 Matters Involving Third Parties.

         (a) If any third party shall notify any Indemnified Party in writing with respect to any matter (a "Third Party Claim"), which may give rise to a claim for indemnification against the Company under this Article VIII, then the Indemnified Party shall notify the Company thereof in writing within fifteen
(15) Business Days of receipt of notice of such claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Company shall relieve the Company of any obligation hereunder unless (and then solely to the extent) the Company is thereby prejudiced.

         (b) The Company shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Company irrevocably notifies the Indemnified Party in writing within 30 calendar days after the Indemnified Party has given notice of the Third Party Claim that the Company will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim (it being understood by the parties that the Indemnified Party may take such actions as are reasonable in connection with its defense until it receives such notice from the Indemnifying Party), and (ii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

         (c) So long as the Company is conducting the defense of the Third Party Claim in accordance with Section 8.3(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, that the Indemnified Party will have the right to employ separate counsel to represent the Indemnified Party (the fees and expenses of which will be borne by the Company if, in the Indemnified Party's reasonable judgment, a conflict of interest between the Indemnified Party and the Company exists with respect to such claim), (ii) the Indemnified Party shall not consent to the entry of any Judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Company (not to be withheld unreasonably), and (iii) the Company will not, without the prior written consent of the Indemnified Party (not to be withheld unreasonably), consent to the entry of any Judgment or enter into any settlement with respect to the Third Party Claim in which any relief other than the payment of money damages is sought against any Indemnified Party, unless such settlement, compromise or consent includes as an unconditional term thereof the giving by the claimant, petitioner or plaintiff, as applicable, to such Indemnified Party of a full release from all liability with respect to such Third Party Claim satisfactory in form and substance to the Indemnified Party.

         (d) Notwithstanding the foregoing, in the event any of the conditions in Sections 8.3(b) and 8.3(c) above is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate in its sole discretion (and the Indemnified Party need not consult with, or obtain any consent from, the Company in connection therewith), (ii) the Company shall reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including fees and disbursements of counsel and other costs reasonably incurred in connection with such Third Party Claim), and (iii) the Company shall remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article VIII.

         (e) Cooperation. Whether or not the Company elects to defend any Third Party Claim, the parties shall cooperate and exercise all reasonable efforts in the defense or prosecution of any such claim and shall furnish one another with such records, information and testimony, and attend such conferences, proceedings, hearings, trials and appeals as may be reasonably by the other in connection therewith.

         8.4 Characterization as Price Adjustment. All amounts paid pursuant to this Article VIII by one party to another party (other than interest payments) shall be treated by such parties for tax purposes as an adjustment to the Total Consideration (to the extent permitted under applicable Law).

         8.5 Cooperation on Tax Matters. After the Closing, the Company Parties will at their own expense, maintain and make available, as reasonably requested by any Investor, to such Investor, and to any taxing authority, all information, records or documents relating to the liability for Taxes or potential liability of the Company Parties or any Investor (or its direct or indirect owners) for Taxes (including without limitation any information, records or documents required to comply with U.S. tax law) and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

                                   ARTICLE IX
                                   TERMINATION

         9.1 Termination of Agreement. Subject to Section 9.2 hereof, this Agreement may be terminated by notice in writing at any time prior to the Closing by:

         (a) The Investors or the Company, if the Closing shall not have occurred on or before November 30, 2003; provided, however, that the right to terminate this Agreement under this clause (a) shall not be available to any party whose failure to fulfill any obligation hereunder, or failure to satisfy any condition to Closing hereunder (as a result of such party's failure to use its reasonable best efforts to satisfy such condition), has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

         (b) The Investors or the Company, if any Governmental Entity of competent jurisdiction shall have issued any judgment, injunction, order, ruling or decree or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such judgment, injunction, order, ruling, decree or other action becomes final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used its best efforts to have such Judgment, injunction, order, ruling or decree lifted, vacated or denied;

         (c) The Investors and the Company, if the Investors and Company so mutually agree in writing;

         (d) The Investors, if any event occurs which would render impossible prior to November 30, 2003 the satisfaction of one or more conditions to the obligations of the Investors to consummate the transactions contemplated by this Agreement as set forth in Section 3.1;

         (e) The Company, if any event occurs which would render impossible prior to November 30, 2003 the satisfaction of one or more conditions to the obligation of the Company to consummate the transactions contemplated by this Agreement as set forth in Section 3.2; and

         (f) The Investors or the Company, if there has been a material misrepresentation or material breach on the part of the other party of its representations, warranties, covenants or other obligations set forth in the Transaction Documents; provided, however, that if such breach or misrepresentation is susceptible to cure, the Investors or the Company, as the case may be, shall have thirty (30) days after receipt of notice from the other party of its intention to terminate this Agreement pursuant to this Section 9.1 in which to cure such breach or misrepresentation before the other party may so terminate this Agreement.

         9.2 Effect of Termination. If this Agreement is terminated in accordance with Section 9.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and shall be of no further force and effect except that (i) the terms and provisions of this
Section 9.2, Section 7.8 and Articles VIII and X hereof shall remain in full force and effect and (ii) any termination of this Agreement shall not relieve any party hereto from any Liability for any breach of its obligations, or for any misrepresentation under this Agreement or for any other Liability hereunder existing at the time of such termination or be deemed to constitute a waiver of any remedy (including specific performance if available) for any such breach or misrepresentation. The First Letter Agreement shall survive any termination hereof.

                                    ARTICLE X
                                  MISCELLANEOUS

         10.1 Investors' Representatives. Each Investor authorizes and appoints the Sponsors (acting jointly) (the "Investors' Representatives") as its sole representative and attorney-in-fact with the power to sign, on each of their behalf, all modifications, amendments, consents, notices and waivers related to this Agreement and to act on the behalf of each of them and as the representative hereunder. This appointment and grant of authority and power is coupled with an interest and is in consideration of the mutual covenants made herein, and is irrevocable and shall not be terminated by any act of any Investor or by operation of law; provided, that such appointment shall terminate upon termination of this Agreement. Each party agrees that the Investors' Representatives shall have no obligation or liability to any Person as a result of any action or omission taken or omitted by the Investors' Representatives in good faith hereunder, and each Investor shall on a pro rata basis, based on its proposed ownership of the Investment Shares, indemnify and hold harmless the Investors' Representatives from any Losses incurred by it as a result of any such action or omission of the Investors' Representatives. The actions and decisions of the Investors' Representatives are hereby affirmed, ratified, confirmed and approved in all respects. The Investors further agree that should any Sponsor, together with its Affiliates, cease to hold at least five percent (5%) of the fully-diluted share capital of the Company, this appointment shall terminate with respect to such Sponsor, and the remaining Sponsor, if it, together with its Affiliates, holds at least five percent (5%) of the fully-diluted share capital of the Company, may exercise its powers as Investors' Representative individually.

         10.2 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and assigns. Except as expressly provided in Article VIII, nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than the parties or their respective successors and permitted assigns any rights, benefits, remedies, obligations or liabilities under or by reason of this Agreement.

         10.3 Entire Agreement. This Agreement and the Transaction Documents collectively constitute the entire agreement among the parties with reference to the matters set forth herein and therein and supersede any and all prior understandings, negotiations, agreements, or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

         10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations of such party hereunder shall be assigned or delegated by such party without the prior written consent of the other parties, which consent may be withheld in the sole discretion of such other parties; provided, further, that each Investor shall be permitted to assign its rights and obligations hereunder to one or more of its Affiliates or co-investors or Designees without obtaining such consent.

         10.5 Counterparts. This Agreement and each other Transaction Document may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement. In addition to any other lawful means of execution or delivery, this Agreement and the other Transaction Documents may be executed by facsimile signatures and may be delivered by the exchange of counterparts of signature pages by means of telecopier transmission.

         10.6 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing, shall be effective upon receipt and shall be delivered personally or by an internationally recognized express courier or sent by facsimile as follows:

                         If to the Company:

                         Hanaro Telecom, Inc.
                         726, Janghang-2dong
                         Ilsan-ku, Koyang, 411-778
                         Korea
                         Telephone:  (82-2) 6266-4550
                         Facsimile:  (82-2) 6266-6779

                         Attention: Kyounglim Yun, Senior Vice President with a copy to:

                         Jonathan Zonis
                         Clifford Chance
                         29th Floor
                         Jardine House
                         One Connaught Place
                         Hong Kong,
                         China
                         Telephone:  (852) 2825-8888
                         Facsimile:  (852) 2825-8800

                         Chang Weon Rhee
                         Shin & Kim
                         C.P.O. Box 8261
                         Ace Tower, 4th Floor
                         1-170 Soonhwa-dong, Chung-ku
                         Seoul 100-712, Korea
                         Telephone:  (82 2) 316-4114
                         Facsimile:  (82 2) 756-6226

                         If to the Investors, to the address or number set forth below each Investor's name on Schedule I,

                         with a copy to:

                         Neil Whoriskey
                         Cleary, Gottlieb, Steen & Hamilton
                         39th Floor, Bank of China Tower
                         One Garden Road
                         Hong Kong,
                         China
                         Telephone:  (852) 2521-4122
                         Facsimile:  (852) 2845-9026

                         Young Man Huh
                         Kim & Chang
                         2F, Northgate Building
                         66 Juksun-Dong
                         Chongro-ku, Seoul
                         Korea, 110-052
                         Telephone:  (82 2) 3703-1114
                         Facsimile:  (82 2) 3703-1590

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile transmission, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

         10.7 Governing Law; Consent to Jurisdiction. (a) This Agreement shall be governed by and construed and interpreted in accordance with the law of the State of New York, which shall govern this Agreement and any controversy or claim arising out of or relating to this Agreement.

         (b) Any controversy, claim or dispute arising out of or relating to or in connection with this Agreement, including, without limitation, a dispute regarding the breach, termination, enforceability or validity hereof shall be finally settled by binding arbitration in Hong Kong before a panel of three arbitrators. The arbitration shall be administered by the International Court of Arbitration of the International Chamber of Commerce (the "ICC") under its Rules of Arbitration as in effect at the time of the arbitration, except as they may be modified herein by agreement of the parties and shall be conducted in the English language. The Investors, on the one hand, and the Company, on the other, shall each nominate one arbitrator, obtain its nominee's acceptance of such nomination, and deliver written notification of such nomination and acceptance to the other party within thirty (30) days after delivery of the request for arbitration. In the event a party fails to nominate an arbitrator or deliver notification of such nomination to the other party within this time period, upon request of any party, such arbitrator shall instead be appointed by the ICC within thirty (30) days of receiving such request. The two arbitrators nominated in accordance with the above provisions shall nominate the third arbitrator, obtain the nominee's acceptance of such nomination and notify the parties in writing of such nomination and acceptance within thirty days of their nomination. If the first two nominated arbitrators fail to nominate a third arbitrator or notify the parties of that nomination within this time period, then, upon request of either party, the third arbitrator shall be appointed by the ICC within thirty (30) days of receiving such request. The third arbitrator shall act as chair. For the sake of clarity, it is expressly understood that the function of such chair is administrative only and shall not signify that such chair has greater or different powers as arbitrator from the other arbitrators. The award of the arbitrators shall be final and binding upon the parties, and shall not be subject to any appeal or review. The parties agree to submit to the non-exclusive personal jurisdiction of the federal and state courts sitting in the City of New York, New York for the purpose of enforcing this agreement to arbitrate.

         (c) No provision of, nor the exercise of any rights under, this Section
10.7 shall limit the right of any party to request and obtain from a court of competent jurisdiction in the City of New York (which shall have non-exclusive jurisdiction for purposes of this Section 10.7(c)) before, during or after the pendency of any arbitration, provisional or ancillary remedies and relief including, but not limited to, injunctive or mandatory relief or the appointment of a receiver. The institution and maintenance of an action or judicial proceeding for, or pursuit of, provisional or ancillary remedies shall not constitute a waiver of the right of any party, even if it is the plaintiff, to submit the dispute to arbitration if such party would otherwise have such right. Each of the parties hereby submits unconditionally to the non-exclusive jurisdiction of the state and federal courts located in the City of New York, County of New York for purposes of this provision, waives objection to the venue of any proceeding in any such court or that any such court provides an inconvenient forum and consents to the service of process upon it in connection with any proceeding instituted under this Section 10.7(c) in the same manner as provided for the giving of notice hereunder.

         (d) Judgment upon the award rendered may be entered in any court having jurisdiction. The parties hereby expressly consent to the non-exclusive jurisdiction of the state and federal courts situated in the City of New York, County of New York for this purpose and waive objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

         (e) Each of the parties participating in an arbitration pursuant to the terms of this Agreement shall, subject to the award of the arbitrators, pay an equal share of the arbitrators' fees. The arbitrators shall have the power to award recovery of all costs (including reasonable attorneys' fees, administrative fees, arbitrators' fees and court costs) to the prevailing party.

         (f) Each of:

                    (i) the Company hereby irrevocably designates CT Corporation
               System, with offices situated at present at 111 Eighth Avenue - CT, New York, NY 10011, U.S.A.; and

                    (ii) each Investor hereby irrevocably designates the party set forth opposite its name under the column titled "Authorized Agent" on Schedule I;

as its authorized agent, respectively, to accept and acknowledge on its behalf service of any process which may be served in any proceeding in New York and each party agrees that any process or other paper to be served in connection with any action or proceeding under this Agreement, shall, if delivered, sent or mailed in accordance with Section 10.6 of this Agreement, constitute good, proper and sufficient service thereof.

         10.8 Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement, the other Transaction Documents or the Transactions and for any counterclaim therein.

         10.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties. Notwithstanding the foregoing, Schedule I hereto may be amended by the Sponsors without the consent of any other party at any time, and from time to time, prior to the Closing Date. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach. No waiver shall be effective hereunder unless contained in a writing signed by the party sought to be charged with such waiver. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

         10.10 Severability. If any provision of this Agreement or any other Transaction Document or the application thereof to any person or circumstance is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision outside of the jurisdiction of such court or to Persons or circumstances other than those as to which it has been held invalid, void or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

         10.11 Specific Performance. The parties hereto specifically acknowledge that monetary damages are not an adequate remedy for violations of this Agreement, and that any party hereto shall be entitled to equitable relief, including injunctive relief and specific performance, in addition to any other remedies at Law or in equity that it may have, to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable Law and to the extent the party seeking such relief would be entitled on the merits to obtain such relief, each party waives any objection to the imposition of such relief.

         10.12 Incorporation of Exhibits and Schedules. The Exhibits and Schedules attached to this Agreement are incorporated herein by reference and made a part hereof.





             [The remainder of this page intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have executed this Investment Agreement as of the date first above written.

                                    HANARO TELECOM, INC.


                                    By
                                        ----------------------------------------
                                        Name:
                                        Title:


                                    AIF II NT, LTD.


                                    By
                                        ----------------------------------------
                                        Name:     Wilfried E. Kaffenberger
                                        Title:    Attorney-in-fact


                                    AIG ASIAN OPPORTUNITY FUND L.P.

                                    By:  AIG Asian Opportunity G.P., L.L.C., its
                                         General Partner

                                    By
                                        ----------------------------------------
                                        Name:     David Yeung
                                        Title:    Director


                                    NEWBRIDGE ASIA HT, L.P.

                                    By:  Newbridge Asia HT, Ltd., its
                                         General Partner


                                    By
                                        ----------------------------------------
                                        Name:     Daniel A. Carroll
                                        Title:    Director

                                   SCHEDULE I

                                List of Investors

Investor/Address and          Parent of      Total shares of   Aggregate purchase price     Authorized Agent
 Contact Number of             Investor      Common Stock to     of Common Stock to be         of Investor
     Investor                                be purchased         purchased (Won)

AIF II NT, Ltd.               AIG Asian                                                     Emerging Markets
Unit 3(1)                     Infrastructure                                                Partnership
Main Office Tower             Fund II L.P.                                                  2001 Pennsylvania Avenue
Financial Park Labuan                                                                       NW, Suite 1100
Jalan Merdeka                                                                               Washington
8/000 Labuan                                                                                DC 20006
F.T. Labuan                                                                                 U.S.A.
Malaysia                                                                                    Tel:  1-202-331-9051
Tel:  60-87-453-288 /439-688                                                                Fax:  1-202-331-9250
Fax:  60-87-451-288
AIG Asian Opportunity Fund,                                                                 Emerging Markets
L.P.                                                                                        Partnership
c/o AIG Global Investment                                                                   2001 Pennsylvania Avenue
Corp. (Asia) Ltd.                                                                           NW, Suite 1100
Suite 3601 Pacific Place                                                                    Washington
88 Queensway                                                                                DC 20006
Hong Kong                                                                                   U.S.A.
Tel:  852-2143-1300                                                                         Tel:  1-202-331-9051
Fax:  852-2893-6606                                                                         Fax:  1-202-331-9250
Newbridge Asia HT, L.P.       Newbridge                                                     Newbridge Capital, LLC
c/o M&C Corporate Services    Asia III, L.P.                                                301 Commerce Street
Ltd.                                                                                        Suite 3300
Ugland House                                                                                Fort Worth, TX 76102
P.O. Box 309                                                                                USA
George Town                                                                                 Tel: 1-817-871-4006
Grand Cayman                                                                                Fax: 1-817-850-4076

With a copy to:

Newbridge Capital Limited
Korea First Bank Building,
12/F
100 Gongpyung-dong
Jongro-gu
Seoul
Korea 110-702
Tel:  822-720-8347
Fax:  822-720-9022

                                 SCHEDULE 2.1(a)

                                Company's Account

Share Subscription (Byuldan) Account
Kukje Electronics Center Branch
Korea Exchange Bank
S.W.I.F.T. Code:  KOEXKRSE

                                    EXHIBIT A

             Form of Amended and Restated Articles of Incorporation
             ------------------------------------------------------

                                    EXHIBIT B

                           Company Disclosure Schedule
                           ---------------------------

                                    EXHIBIT C

                       Form of Investors' Rights Agreement
                       -----------------------------------

                                    EXHIBIT D

                       Form of Non-Solicitation Agreement
                       ----------------------------------

                                   EXHIBIT E-1

                    Form of Legal Opinion of Clifford Chance
                    ----------------------------------------

                                   EXHIBIT E-2

                       Form of Legal Opinion of Shin & Kim
                       -----------------------------------

1. We have acted as special Korean counsel to Hanaro Telecom, Inc. (the "Company") in connection with the Investment Agreement, dated as of [___________], by and among [PARTIES] (the "IA").

2. Capitalized terms used in this opinion and not defined herein shall have the same meanings as given to them in the IA.

3. In rendering this opinion, we have examined originals or copies, certified or otherwise, of the following documents:

     (a) the Company Transaction Documents;

     (b) the Articles of Incorporation of the Company as amended to date;

     (c) the compliance certificate dated as of the date hereof which has been sealed by the representative director of the Company and each other certificate, instrument or agreement executed and delivered by the Company;

     (d) the minutes of the board of directors meeting, dated as of [____________], 2003;

     (e) the minutes of extraordinary general meeting of shareholders, dated as of [_____________________], 2003 ("EGM");

     (f) certified copy of commercial registry, dated as of [_______________], 2003; and

     (g)  such other documents as we have considered it necessary.

4. This opinion is based upon the following assumptions:

     (a) Other than in relation to the Company, all documents are within the capacity and power of, have been validly authorized, executed and delivered by and are binding on, the parties thereto, and there has been no breach of any of the terms thereof;

     (b) The representations and warranties and other factual matters contained in the Company Transaction Documents are true, accurate and complete. As to any other matters of fact material to the opinion expressed herein, we have relied upon certificates and statements of officers, employees and other representatives of the Company;

     (c)  The authenticity of all signatures, seals, stamps and markings; and

     (d) That all documents submitted to us as originals are authentic, complete and up-to-date; that all documents submitted to us as copies conform to the originals; and that all factual statements made in such documents are correct.

5. This opinion is given with respect to the laws of the Republic of Korea ("Korea") as of the date hereof and we neither pass upon nor express any opinion with respect to those matters governed by or construed in accordance with the laws of any jurisdiction other than Korea.

6. Based on the above assumptions and subject to the qualifications set forth below, we are of the opinion that:

     (a) The Company is a corporation duly organized and validly existing under the laws of Korea, has the corporate power and authority to own its properties and conduct its business as presently conducted, and has full corporate power to execute and deliver the IA, the Investors' Rights Agreement, the First Letter Agreement, the Non-Solicitation Agreement and the Management Rights Agreement (collectively, the "Company Transaction Documents") and each other certificate, instrument or agreement executed and delivered by the Company pursuant to or in connection therewith and to perform its obligations thereunder;

     (b) The Company has taken all appropriate and necessary corporate actions to approve the transactions contemplated by the Company Transaction Documents;

     (c) The Company Transaction Documents constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except for provisions in the Company Transaction Documents which provide additional rights to the Investors as shareholders (such as Section 6.6 of the IA) may not be enforceable under the Korean law as such provisions are contrary to the concept of equal treatment among same class of shareholders as a generally accepted principle under the Commercial Code;

     (d) Based on our review of the minutes of the EGM, the shareholders of the Company at the Extraordinary General Shareholders' Meeting have (i) approved the Amended and Restated Articles of Incorporation (the "AOI"), (ii) elected the Investors' Nominees to the Board of Directors and (iii) approved the Share Issuance;

     (e) The issuance of the Investment Shares have been duly authorized by the Company and, when issued, will be duly and validly issued, fully paid and non-assessable and free from preemptive rights irrespective of whether the shares certificates representing the Investment Shares are delivered to the Investors or the names of the Investors are registered in the Company's shareholder registry and will have the rights set forth in the AOI;

     (f) The authorized capital stock of the Company as of the date hereof consists of 480,328,800 shares of Common Stock. Of the authorized capital stock of the Company, as of the date hereof, 279,322,680 shares of Common Stock, are issued and outstanding; and

     (g) All authorizations, approvals, consents from, and filings with, all legislative bodies of government or other authorities required by the laws of Korea for the Company's execution, delivery and performance of the Company Transaction Documents, to the extent obtainable by the Company prior to or at the same time of the Closing, have been duly obtained;

     (h) The choice of New York law as the governing law of the Transaction Documents will be recognized and given effect by the courts of Korea; provided, however, that (a) the application of certain provisions of New York law may be affected or limited by the general principles of good morals and social order under Korean law; and (b) the mandatory provisions under Korean law will be applied notwithstanding the selection of the New York law as the governing law of the IA by the parties to the IA;

     (i) The execution and delivery of and the performance of the obligations expressed to be assumed therein and the consummation of the Transactions by the Company in the Company Transaction Documents (i) will not result in a breach or violation of, or otherwise conflict with or contravene, any of the terms and provisions of any applicable Korean Requirement of Law or (ii) will not contravene or conflict with the AOI, except for provisions in the Company Transaction Documents which provide additional rights to the Investors as shareholders (such as Section 6.6 of the IA) may not be enforceable under the Korean law as such provisions are contrary to the concept of equal treatment among same class of shareholders as a generally accepted principle under the Commercial Code; and

     (j) Based on review of the Laws and precedents in effect as of the date hereof, any judgment obtained in a New York court or arbitral decisions made by the arbitration panel as set forth in Section 10.7(b) of the IA arising out of, relating to, in connection with or pursuant to the IA will be enforced by the Korean courts without revisiting the merits thereof; provided, that (i) such judgment was finally and conclusively given by a court having valid jurisdiction in accordance with Korean laws or international treaties, (ii) the Korean parties to the IA received service of process (otherwise than by publication or other similar method) in conformity with New York law, or responded to the action without being served with process, (iii) recognition of the effectiveness of such judgment is not contrary to the public policy of Korea, (iv) judgments of the courts of Korea are accorded reciprocal treatment under New York law and (v) arbitral decision does not fall under Article V of the Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

7. The above opinions are subject to the following qualifications:

     (a) Enforcement may be limited or affected by the bankruptcy law, the corporate reorganization law, the composition law and other similar laws which generally affect the enforcement of creditors' rights.

     (b) Enforcement may also be limited or affected by the general principles of good morals and social order and the general principle of good faith and fairness provided for in the Civil Code of Korea.

     (c) Nothing in this letter should be taken as indicating that the remedies of specific performance or injunction (being in some instances discretionary remedies of the court) would necessarily be available with respect to any particular provision in the documents for the subject transaction.

     (d) The enforceability of provisions releasing or exculpating a party from, or requiring indemnification of a party for, liability for its own action or inaction may be limited or affected where the action or inaction involves unlawful conduct, willful misconduct or gross negligence.

     (e) Korean courts may exercise judicial discretion in determining such matters as conclusiveness of certificates, application of mandatory rules in the Commercial Code to contractual relationship, amount of damages and entitlement to attorneys' fees and other costs.

     (f) Under the Foreign Exchange Transaction Law, if the Minister of Finance and Economy deems that certain emergency circumstances including, but not limited to, special necessity to stabilize the balance of payments arises, such Minister may require residents to obtain prior approval from the Minister for any overseas payment.

8. This opinion is addressed to you and is solely for your own use and, except with our express consent, is not to be transmitted to, nor to be relied upon by, any other person or for any purpose other than in connection with the Company Transaction Documents. This opinion is limited to the matters addressed herein and is not to be read as an opinion with respect to any other matter.


Very truly yours,



SHIN & KIM

                                    EXHIBIT F

                             Shareholder Resolutions
                             -----------------------


1. Authorization, if required, and approval of the issuance by the Company of the Investment Shares at below par value and determination of the minimum issue price in accordance with applicable laws and regulations.

2. Approval of the amendments to the Company's articles of incorporation as set forth in the Amended and Restated Articles of Incorporation.

3. Approval of the election of the Investors' Nominees as directors of the Company.

                                    EXHIBIT G

                                Board Resolutions
                                -----------------

1.   Confirmation of the issuance by the Company of the Investment Shares.

2.   Designation of the replacement Representative Director as provided under
     Section 6.2 of the Investment Agreement.

3. Appointment of the new members of the Outside Director Nominating Committee and their alternates, two of such members (and their alternates) being Investors' Nominees designated by the Investors.(1)


--------------
(1)  Company to propose language of board resolutions.

                                    EXHIBIT H

                       Form of Management Rights Agreement
                       -----------------------------------

                                    EXHIBIT I

             Agenda for Extraordinary General Shareholders' Meeting
             ------------------------------------------------------

1. Authorization, if required, and approval of the issuance by the Company of the Investment Shares at below par value and determination of the minimum issue price in accordance with applicable laws and regulations.

2. Approval of the amendments to the Company's articles of incorporation as set forth in the Amended and Restated Articles of Incorporation.

3. Approval of the election of the Investors' Nominees as directors of the Company.

                                    EXHIBIT J

                         Agenda for First Board Meeting
                         ------------------------------

1.   Approval of the Transactions.

2. Authorization of the execution, delivery and performance by the Company of each Transaction Document to which it is a party.

3. Approval of the covening of and agenda for the Extraordinary General Shareholders' Meeting.

                                    EXHIBIT K

                         Agenda for Second Board Meeting
                         -------------------------------

1.   Approval of the Investors' Nominees as directors of the Company.

2. Approval of the amendments to the Company's articles of incorporation as set forth in the Amended and Restated Articles of Incorporation.

                                    EXHIBIT L

                         Agenda for Third Board Meeting
                         ------------------------------

1.   Confirmation of the issuance by the Company of the Investment Shares.

2. Appointment of an Investors' Nominee designated by the Investors as the replacement Representative Director.

3.   Approval of the Outside Director Candidate Nominating Committee Rules

4. Appointment of the new members of the Outside Director Nominating Committee and their alternates, two of such members (and their alternates) being Investors' Nominees designated by the Investors.

                                    EXHIBIT M

              Outside Director Candidate Nominating Committee Rules
              -----------------------------------------------------

                                    ANNEX A-1

                                  Key Employees
                                  -------------

1. All employees of each Company Party (other than Dreamline Corporation and Hanaro Dream Co. Ltd.) "isa-daewoo" level and above.

                                    ANNEX A-2

             Key Employees Entering into Non-Solicitation Agreements
             -------------------------------------------------------

1. All employees of each Company Party (other than Dreamline Corporation and Hanaro Dream Co. Ltd.) "sangmoo" level and above.